                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG


                              INTERSIL CORPORATION,

                          NEW CASTLE MERGER SUB CORP.,

                               NEW CASTLE SUB LLC

                                       and

                                   XICOR, INC.







                                 March 14, 2004

                                TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
ARTICLE I THE MERGERS.......................................................   2
      1.1.     The Step One Merger..........................................   2
      1.2.     Effective Time; Closing......................................   2
      1.3.     Effects of the Step One Merger...............................   2
      1.4.     Articles of Incorporation and Bylaws.........................   2
      1.5.     Directors and Officers of the Interim Surviving Corporation..   3
      1.6.     Step Two Merger..............................................   3
      1.7.     Alternative Merger Structure.................................   4
ARTICLE II CONVERSION OF SECURITIES.........................................   4
      2.1.     Conversion of Capital Stock..................................   4
      2.2.     Exchange of Certificates.....................................   8
      2.3.     Dissenting Shares............................................  10
      2.4.     Treatment of Stock Options; ESPP.............................  11
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................  13
      3.1.     Organization and Standing....................................  13
      3.2.     Subsidiaries.................................................  14
      3.3.     Corporate Power and Authority................................  14
      3.4.     Capitalization of the Company................................  14
      3.5.     Conflicts; Consents and Approvals............................  15
      3.6.     No Material Adverse Effect...................................  16
      3.7.     Company SEC Documents........................................  16
      3.8.     Taxes........................................................  17
      3.9.     Compliance with Law..........................................  18
      3.10.    Intellectual Property........................................  18
      3.11.    Title to Properties..........................................  22
      3.12.    Registration Statement; Proxy Statement......................  23
      3.13.    Litigation...................................................  23
      3.14.    Brokerage and Finder's Fees; Expenses........................  23
      3.15.    Employee Benefit Plans.......................................  23
      3.16.    Contracts....................................................  27
      3.17.    Labor Matters................................................  28
      3.18.    Undisclosed Liabilities......................................  28
      3.19.    Operation of the Company's Business; Relationships...........  28
      3.20.    Permits; Compliance..........................................  29
      3.21.    Environmental Matters........................................  29
      3.22.    Opinion of Financial Advisor.................................  30
      3.23.    Board Recommendation.........................................  30
      3.24.    Related Party Transactions...................................  30
      3.25.    Takeover Statutes; Rights Plan...............................  30
      3.26.    Certain Transactions.........................................  30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND LLC.....  30
      4.1.     Organization and Standing....................................  31
      4.2.     Subsidiaries.................................................  31
      4.3.     Corporate Power and Authority................................  32
      4.4.     Capitalization of Parent, Merger Sub and LLC.................  32
      4.5.     Conflicts; Consents and Approvals............................  33
      4.6.     No Material Adverse Effect...................................  33
      4.7.     Parent SEC Documents.........................................  34
      4.8.     Registration Statement; Proxy Statement......................  34
      4.9.     Litigation...................................................  34
      4.10.    Valid Issuance...............................................  35
      4.11.    Financing....................................................  35
      4.12.    Undisclosed Liabilities......................................  35
      4.13.    Operation of Parent's Business; Relationships................  35
      4.14.    Permits; Compliance..........................................  35
      4.15.    Environmental Matters........................................  36
      4.16.    Brokerage and Finder's Fees; Expenses........................  36
      4.17.    Reorganization...............................................  36
      4.18.    Compliance with Law..........................................  36
      4.19.    Intellectual Property........................................  37
      4.20.    Certain Transactions.........................................  37
ARTICLE V COVENANTS.........................................................  37
      5.1.     Mutual Covenants.............................................  37
      5.2.     Covenants of Parent..........................................  39
      5.3.     Covenants of the Company.....................................  43
ARTICLE VI CONDITIONS.......................................................  49
      6.1.     Conditions to the Obligations of Each Party..................  49
      6.2.     Conditions to Obligations of the Company.....................  49
      6.3.     Conditions to Obligations of Parent..........................  50
ARTICLE VII TERMINATION AND AMENDMENT.......................................  51
      7.1.     Termination..................................................  51
      7.2.     Effect of Termination........................................  52
      7.3.     Termination Fee; Expenses....................................  52
      7.4.     Amendment....................................................  53
      7.5.     Extension; Waiver............................................  53
ARTICLE VIII MISCELLANEOUS..................................................  54
      8.1.     No Survival of Representations and Warranties................  54
      8.2.     Notices......................................................  54
      8.3.     Interpretation; Definitions..................................  55
      8.4.     Counterparts.................................................  57
      8.5.     Entire Agreement.............................................  57
      8.6.     Third Party Beneficiaries....................................  57
      8.7.     Governing Law................................................  57
      8.8.     Specific Performance.........................................  57
      8.9.     Assignment...................................................  57

      8.10.    Expenses.....................................................  58
      8.11.    Disclosure Schedules.........................................  58



                                    EXHIBITS

      Exhibit A   Form of Company Voting Agreement
      Exhibit B   Form of Company Affiliate Letter
      Exhibit C   Form of Step One Certificate of Merger
      Exhibit D   Form of Certificate of Incorporation
      Exhibit E   Form of Bylaws
      Exhibit F   Example of Calculation of Company Stock Conversion

                                  DEFINED TERMS

Term                                                                          Page
----                                                                          ----
1990 Incentive Plan.........................................................  15
1998 Non-statutory Plan.....................................................  15
2000 Option Plan............................................................  15
2002 Option Plan............................................................  15
Accelerated Optionees.......................................................  12
Aggregate Consideration.....................................................   6
Agreed Foreign Approvals....................................................  38
Agreement...................................................................   1
Agreement of Merger.........................................................   2
Antitrust Laws..............................................................  38
Applicable Laws.............................................................  19
Assumed Purchase Right......................................................  12
Average Cash Per Share......................................................   4
Average Closing Price.......................................................   8
Average Stock Per Share.....................................................   4
Cash Consideration..........................................................   5
Cash Election...............................................................   5
Cash Election Shares........................................................   6
CERCLA......................................................................  30
Certificates................................................................   9
CGCL........................................................................   1
Claim.......................................................................  40
Closing.....................................................................   2
Closing Date................................................................   2
Code........................................................................   1
Combination Cash Election...................................................   5
Combination Stock Election..................................................   5
Commission..................................................................  12
Company.....................................................................   1
Company 423 Plan............................................................  12
Company Acquisition.........................................................  53
Company Affiliate Letter....................................................  48
Company Board Recommendation................................................  30
Company Bylaws..............................................................  14
Company Certificate.........................................................  14
Company Common Stock........................................................  15
Company Disclosure Schedule.................................................  14
Company Employees...........................................................  43
Company Intellectual Property...............................................  19
Company Option..............................................................  11
Company Permits.............................................................  29

Company Plan................................................................  24
Company Preferred Stock.....................................................  15
Company Registered Intellectual Property....................................  20
Company SEC Documents.......................................................  17
Company Shareholders Meeting................................................  43
Competing Transaction.......................................................  46
Confidentiality Agreement...................................................  48
Contract....................................................................  27
Controlled Group Liability..................................................  24
Converted Option............................................................  11
DGCL........................................................................   1
Effective Time..............................................................   2
Election....................................................................   5
Election Deadline...........................................................   6
Election Form...............................................................   5
Environmental Laws..........................................................  30
ERISA.......................................................................  24
ERISA Affiliate.............................................................  24
Exchange Act................................................................  17
Exchange Agent..............................................................   8
Exchange Fund...............................................................   9
Excluded Shares.............................................................   8
Foreign Antitrust Laws......................................................  17
Governmental Authority......................................................  17
Hazardous Materials.........................................................  30
HSR Act.....................................................................  17
HSR Authority...............................................................  38
Indemnified Person..........................................................  40
Intellectual Property.......................................................  19
Interim Surviving Corporation...............................................   2
knowledge...................................................................  57
Mailing Date................................................................   5
Material Adverse Effect.....................................................  56
Maximum Cash Consideration..................................................   8
Maximum Stock Consideration.................................................   8
Merger Consideration........................................................   5
Merger Sub..................................................................   1
Mergers.....................................................................   1
Multiemployer Plan..........................................................  26
Multiple Employer Plan......................................................  26
Option Exchange Ratio.......................................................  12
Parent......................................................................   1
Parent Bylaws...............................................................  32
Parent Certificate..........................................................  31
Parent Class A Common Stock.................................................  32
Parent Class B Common Stock.................................................  33

Parent Common Stock.........................................................  33
Parent Disclosure Schedule..................................................  31
Parent Permits..............................................................  36
Parent Preferred Stock......................................................  33
Parent SEC Documents........................................................  34
Patents.....................................................................  19
Prospectus..................................................................  23
Proxy Statement.............................................................  23
PTO.........................................................................  20
Public Software.............................................................  22
Qualified Plan..............................................................  25
Registered Intellectual Property............................................  20
Registration Statement......................................................  23
Release.....................................................................  30
Rights Agreement............................................................  16
Secretary of State..........................................................   2
Securities Act..............................................................  10
Step One Merger.............................................................   1
Step Two Certificate of Merger..............................................   3
Step Two Merger.............................................................   1
Step Two Merger Effective Time..............................................   3
Stock Consideration.........................................................   5
Stock Election..............................................................   5
Stock Election Shares.......................................................   6
subsidiary..................................................................  57
Superior Proposal...........................................................  47
Surviving Company...........................................................   3
Takeover Statute............................................................  31
Tax.........................................................................  19
Tax Free Valuation Test.....................................................   1
Tax Return..................................................................  19
Taxes.......................................................................  19
Termination Date............................................................  52
Top 10 Customers............................................................  29
Top 10 Suppliers............................................................  29
Undesignated Shares.........................................................   5
Voting Agreement............................................................   1
Wachovia Securities.........................................................  24
Withdrawal Liability........................................................  25

                          AGREEMENT AND PLAN OF MERGER

            This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 14th day of March, 2004, by and among Intersil Corporation, a Delaware corporation ("Parent"), New Castle Merger Sub Corp., a California corporation and wholly-owned subsidiary of the LLC ("Merger Sub"), and New Castle Sub LLC, a single member Delaware limited liability company wholly owned by Parent (the "LLC"), and Xicor, Inc., a California corporation (the "Company").

                                   BACKGROUND

            A. The Board of Directors of Parent has determined that a combination with the Company is in the best interests of its shareholders.

            B. The Board of Directors of the Company has determined that a combination with Parent is in the best interests of its stockholders.

            C. The Boards of Directors of each of the Company, Parent and Merger Sub and the manager of the LLC believe it is fair to and in the best interests of their respective companies and the shareholders, stockholders or sole member of their respective companies that the Company and the Merger Sub combine into a single company through the merger of Merger Sub with and into the Company (the "Step One Merger") and the merger of the Company, as surviving corporation of the Step One Merger, with and into the LLC (the "Step Two Merger," and together with the Step One Merger, the "Mergers"), with the LLC being the ultimate surviving entity in the Mergers, and, in furtherance thereof, have approved and declared the advisability of this Agreement and the Mergers, upon the terms and subject to the conditions of this Agreement and in accordance with the California General Corporation Law (the "CGCL") and the Delaware General Corporation Law (the "DGCL").

            D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's, Merger Sub's and LLC's and the Company's willingness to enter into this Agreement, each of the directors and executive officers of the Company is entering into a Voting Agreement in the form attached as Exhibit A (the "Voting Agreement").

            E. If the value of the Parent Common Stock to be issued in the Step One Merger valued at the Average Closing Price as reported on the Nasdaq National Market is 40% or more of the total consideration to be paid in exchange for the Company Shares (including, without limitation, the amount of cash to be paid in lieu of fractional shares or for Dissenting Shares and any other payments required to be considered in determining whether the continuity of interest requirements applicable to reorganizations under Section 368 of the Code have been satisfied) (the "Tax Free Valuation Test"), then the parties intend that the Mergers constitute a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

            F. The parties intend that the Mergers be accounted for as a purchase transaction for financial accounting purposes.

                                      TERMS

            In consideration of the foregoing and the mutual representations, warranties, covenants and agreements hereinafter set forth and intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGERS

      1.1. The Step One Merger. At the Effective Time (as defined in Section 1.2(a)) and subject to and upon the terms and conditions of this Agreement, the Agreement of Merger in connection with the Step One Merger attached hereto as Exhibit C (the "Agreement of Merger") and the applicable provisions of the CGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Step One Merger. The Company as the interim surviving corporation following the Step One Merger is hereinafter sometimes referred to as the "Interim Surviving Corporation."

      1.2.  Effective Time; Closing.

            (a) Concurrently with the Closing (as defined in Section 1.2(b)), the parties shall cause the Step One Merger to be consummated by filing with the Secretary of State of the State of California (the "Secretary of State") an Agreement of Merger in accordance with Chapter 11 of the CGCL. The Step One Merger shall become effective (the "Effective Time") when the Agreement of Merger has been filed with the Secretary of State or at such later time as shall be agreed upon by the parties and specified in the Agreement of Merger.

            (b) The closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Dechert LLP, 975 Page Mill Road, Palo Alto, California, at 10:00 a.m. local time on the second business day following the date on which the conditions set forth in Article VI shall have been satisfied or waived (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other place or time or on such other date as Parent and the Company may agree. The date on which the Closing takes place is referred to herein as the "Closing Date."

      1.3. Effects of the Step One Merger. From and after the Effective Time, the Step One Merger shall have the effects set forth in the CGCL.

      1.4. Articles of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation of the Interim Surviving Corporation shall be amended to read in its entirety as set forth as Exhibit D hereto until thereafter amended as provided by CGCL and such Articles of Incorporation. At the Effective Time, the Bylaws of the Interim Surviving Corporation shall be amended to read in their entirety as set forth as Exhibit E hereto until thereafter amended as provided by CGCL, the Articles of Incorporation of the Interim Surviving Corporation and such Bylaws.

      1.5. Directors and Officers of the Interim Surviving Corporation. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Interim Surviving Corporation, and the corporate officers of Merger Sub immediately prior to the Effective Time, shall be the officers of the Interim Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified.

      1.6.  Step Two Merger.

            (a) Timing. Immediately following the Effective Time on the Closing Date, the Interim Surviving Corporation shall be merged directly with and into the LLC in accordance with DGCL and CGCL. Following the Step Two Merger, the separate corporate existence of the Interim Surviving Corporation shall cease and the LLC shall continue as the Surviving Company of the Step Two Merger. The LLC, as the surviving company following the Step Two Merger is hereinafter sometimes referred to as the "Surviving Company."

            (b) Step Two Merger Effective Time. Immediately following the Effective Time on the Closing Date, the Step Two Merger shall be consummated by the LLC filing a Certificate of Merger (the "Step Two Certificate of Merger") as required by applicable law with respect to the Step Two Merger. The Step Two Merger shall become effective at such time as the Step Two Certificate of Merger is duly filed with the Delaware Secretary of State (the "Step Two Merger Effective Time").

            (c) Effect of the Step Two Merger. At the Step Two Merger Effective Time, the effect of the Step Two Merger shall be as provided in this Agreement, the Step Two Certificate of Merger and the applicable provisions of applicable law. Without limiting the foregoing, at the Step Two Merger Effective Time, all the property, rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in the Surviving Company, and all debts, liabilities and duties of the Interim Surviving Corporation shall become the debts, liabilities and duties of the Surviving Company.

            (d)   Certificate of Formation; Operating Agreement.

                  (i) At the Step Two Merger Effective Time, the Certificate of Formation of the LLC, as in effect immediately prior to the Step Two Merger Effective Time, shall be the Certificate of Formation of the Surviving Company until thereafter amended as provided by DGCL and such Certificate of Formation.

                  (ii) At the Step Two Merger Effective Time, the Operating Agreement of the LLC, as in effect immediately prior to the Step Two Merger Effective Time, shall constitute the Operating Agreement of the Surviving Company until thereafter amended as provided by law, the Certificate of Formation of the Surviving Company and such Operating Agreement.

            (e) Manager and Officers. At the Step Two Effective Time, the manager of the LLC immediately prior to the Effective Time shall be the manager of the Surviving Company, and the officers of the LLC immediately prior to the Step Two Merger Effective

Time, shall be the officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified.

            (f) Treatment of Capital Stock In Step Two Merger. Subject to the provisions of this Agreement, at the Step Two Merger Effective Time, automatically by virtue of the Step Two Merger and without any action on the part of any shareholder:

                  (i) each membership interest of the LLC outstanding immediately prior to the Step Two Merger shall be unchanged and shall remain issued and outstanding; and

                  (ii) each share of Interim Surviving Corporation common stock issued and outstanding prior to the Step Two Merger Effective Time shall be cancelled without consideration and shall cease to be an issued and outstanding share of Interim Surviving Corporation common stock.

      1.7. Alternative Merger Structure. If the Tax Free Valuation Test is not met, then the parties shall restructure the transaction to provide only for the Step One Merger, with the Company being the ultimate surviving entity in the Merger, any reference to "Surviving Company" in this Agreement shall mean the Company, as the surviving entity of the Merger, and any reference to "Mergers" in this Agreement shall mean "Merger."

                                   ARTICLE II

                            CONVERSION OF SECURITIES

      2.1. Conversion of Capital Stock. Pursuant to the Step One Merger, and without any action on the part of the holders of any outstanding shares of capital stock or securities of the Company:

            (a) At the Effective Time, by virtue of the Step One Merger and without any further action on the part of Parent, the Company or any shareholder of the Company but subject to the other provisions of Article II of this Agreement, each share of Company Common Stock then issued and outstanding, other than Excluded Shares (as such term is defined in Section 2.1(h) below) and Dissenting Shares, if any, shall be converted into and shall be cancelled in exchange for the right to receive, at the election of the holder thereof as provided in Section 2.1(c), either:

                  (i) cash in an amount equal to the sum of (A) $8.00 (such amount, as adjusted pursuant to Section 2.1(e), the "Average Cash Per Share") and (B) the product of (x) 0.335 (such number of shares, as adjusted pursuant to Section 2.1(e), the "Average Stock Per Share") multiplied by (y) the Average Closing Price (such amount, the "Cash Consideration "); or

                  (ii) a number of shares of Parent Common Stock equal to the sum of (A) the Average Stock Per Share and (B) the quotient (x) the Average Cash Per Share divided by (y) the Average Closing Price (the "Stock Consideration" and together with the Cash Consideration, the "Merger Consideration").

            (b) At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, Company Certificates are properly presented in accordance with Article II of this Agreement to the Exchange Agent, such certificates shall be canceled and exchanged for certificates representing the number of whole shares of Parent Common Stock, if any, and/or a check representing the amount of cash, if any, into which the Company Common Stock represented thereby was converted in the Mergers, plus any payment for a fractional share of Parent Common Stock.

            (c)   Election and Proration Procedures.

                  (i) Election Forms and Types of Elections. An election form in such form and substance as designated by Parent and reasonably acceptable to the Company (the "Election Form") shall be mailed by the Company with the Proxy Statement/Prospectus (the "Mailing Date") to each holder of record of Company Common Stock as of the Company Record Date. Parent shall make available one or more Election Forms as may be reasonably requested by all persons who become holders of Company Common Stock after the Company Record Date and prior to the Election Deadline, and the Company shall promptly provide or cause to be provided to the Exchange Agent all information in the Company's possession reasonably necessary for it to perform its obligations as specified herein. Subject to the other provisions of this Article II, each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an "Election") to receive either (A) Parent Common Stock (a "Stock Election") with respect to all of such holder's Company Common Stock, (B) cash (a "Cash Election") with respect to all of such holder's Company Common Stock, or (C) Parent Common Stock in exchange for either a specified number of shares of Company Common Stock (a "Combination Stock Election") and cash in exchange for a specified number of shares of Company Common Stock (a "Combination Cash Election"). Any Company Common Stock (other than Dissenting Shares or Excluded Shares) with respect to which the holder (or indirectly the beneficial owner) shall not have submitted to the Exchange Agent an effective, properly completed Election Form, which was received prior to the Election Deadline, shall be deemed to be "Undesignated Shares" under this Agreement.

                  (ii) Proper and Timely Election. Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. (New York City time) on the day prior to the Closing Date (or such other time and date as the Company and Parent may mutually agree) (the "Election Deadline"). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Company Common Stock covered by such Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and Parent shall cause the certificates representing such shares of Company Common Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, Parent shall have discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Parent and Company required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

                  (iii) Allocation. As of the Effective Time, by virtue of the Mergers, all of the shares of Company Common Stock outstanding (other than Dissenting Shares and Excluded Shares) shall be converted into the right to receive an aggregate consideration consisting of the Maximum Cash Consideration and the Maximum Stock Consideration, and that the sum of the Maximum Cash Consideration and Maximum Stock Consideration (the "Aggregate Consideration") shall be allocated among the holders of Company Common Stock (other than the Dissenting Shares and Excluded Shares, if any) based on their ownership of Company Common Stock, their elections and the proration procedures set forth below.

                  (iv) Payment and Proration. As promptly as practicable but not later than five business days after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Parent Common Stock or cash in the Step One Merger in accordance with the Election Forms as follows:

                        (1) In the event that the amount of cash payable in respect of shares of Company Common Stock in respect of which Cash Elections and Combination Cash Elections have been made and not subsequently revoked or changed (collectively, the "Cash Election Shares") exceeds the Cash Election Number, all shares in respect of which Stock Elections and Combination Stock Elections have been made and not subsequently revoked or changed (the "Stock Election Shares") and all Undesignated Shares in respect of which Stock Elections have been deemed to have been made (it being understood that in such case all Undesignated Shares shall be deemed to be shares in respect of which Stock Elections have been made) shall be converted into the right to receive Stock Consideration, and all Cash Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner:

                              (A)   Cash Election Shares shall be deemed
converted to Stock Election Shares, on a pro-rata basis for each record holder of shares of Company Common Stock with respect to those shares, if any, of such record holder that are Cash Election Shares, so that the number of Cash Election Shares so converted into Stock Election Shares, when added to the existing Stock Election Shares, shall equal as closely as practicable the Stock Election Number, and all such Cash Election Shares so converted into Stock Election Shares shall be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests); and

                              (B)   any remaining Cash Election Shares shall be
converted into the right to receive Cash Consideration.

                        (2) In the event that the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Undesignated Shares in respect of which Cash Elections are deemed to have been made (it being understood that in such case all Undesignated Shares shall be deemed to be shares in respect of which Cash Elections have been made) shall be converted into the right to receive Cash Consideration, and all Stock Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner:

                              (A)   Stock Election Shares shall be deemed
converted into Cash Election Shares, on a pro-rata basis for each record holder of shares of Company Common Stock with respect to those shares, if any, of such record holder that are Stock Election Shares, so that the number of Stock Election Shares so converted into Cash Election Shares, when added to the existing Cash Election Shares, shall equal as closely as practicable the Cash Election Number, and all such Stock Election Shares so converted into Cash Election Shares shall be converted into the right to receive the Cash Consideration; and

                              (B) the remaining Stock Election Shares shall be
converted into the right to receive the Stock Consideration (and cash in lieu of fractional interests).

                        (3)   In the event that neither clause (A) nor clause
(B) of this Section 2.1(c)(iv) is applicable, Undesignated Shares shall be deemed Stock Election Shares such that the total number of Stock Election Shares equals the Stock Election Number and any remaining Undesignated Shares shall be deemed Cash Election Shares with the result that (x) all Cash Election Shares and all Undesignated Shares in respect of which Cash Elections are deemed to have been made shall be converted into the right to receive Cash Consideration, and (y) all Stock Election Shares and all Undesignated Shares in respect of which Stock Elections are deemed to have been made shall be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests).

            (d) As of the Effective Time, each Excluded Share shall be canceled and extinguished and shall not be converted.

            (e) Without limiting any other provision of this Agreement, the Average Cash Per Share and/or Average Stock Per Share, as applicable, shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary dividend or distribution, reorganization, reclassification, recapitalization or other like change with respect to Parent Common Stock or the Company Common Stock occurring or having a record date or an effective date on or after the date of this Agreement and prior to the Effective Time.

            (f) No fraction of a share of Parent Common Stock will be issued by virtue of the Step One Merger. Instead, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from

Parent an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Closing Price.

            (g) As of March 11, 2004, the Maximum Stock Consideration would be 9,779,283.4 shares of Parent Common Stock and the Maximum Cash Consideration would be $233,535,132. The conversion of Company Shares for either cash or shares of Parent Common Stock is further explained on Exhibit F attached to this Agreement.

            (h) For purposes of Section 2.1, any calculation of a portion of a share of Parent Common Stock shall be rounded to the nearest fifth decimal place, and any cash payment shall be rounded to the nearest cent.

            (i) For purposes of this Agreement, "Excluded Shares" means any shares of Company Common Stock held as of the Effective Time (i) by the Company or any Subsidiary of the Company or (ii) by the Company as treasury shares; the "Maximum Cash Consideration" shall mean the amount equal to the product of (x) the Average Cash Per Share and (y) the number of issued shares of Company Common Stock immediately prior to the Effective Time minus the sum of (A) the number of shares of Excluded Shares and (B) the number of Dissenting Shares; the "Maximum Stock Consideration" shall mean the number of shares equal to the product of (x) the Average Stock Per Share and (y) the number of issued shares of Company Common Stock immediately prior to the Effective Time minus the sum of (A) the number of shares of Excluded Shares and (B) the number of Dissenting Shares; the "Cash Election Number" shall mean the quotient of (i) the Maximum Cash Consideration divided by (ii) the Cash Consideration; the "Stock Election Number" shall mean the quotient of (i) the Maximum Stock Consideration divided by (ii) the Stock Consideration; and the "Average Closing Price" shall mean the lesser of (i) the closing price of a share of Parent Common Stock on the day before the Closing Date and (ii) the average of the high and low trading prices of the Parent Common Stock on the day before the Closing Date.

      2.2.  Exchange of Certificates.

            (a) Exchange Agent. As promptly as practical, and in no event later than 5 business days, following the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company or such other exchange agent as may be designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 2.2, certificates representing shares of Parent Class A Common Stock issuable pursuant to Section 2.1(a) in exchange for outstanding shares of Company Common Stock and cash in an amount required to be paid pursuant to this Article II (such shares of Parent Class A Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

            (b) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Class A Common Stock pursuant to Section 2.1(a) and/or the Cash Consideration

("Certificates"), (i) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify, including offering holders of Certificates the ability to hold their shares of Parent Class A Common Stock in book entry form in lieu of the certificates provided for below and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Class A Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate or certificates representing that whole number of shares of Parent Class A Common Stock which such holder has the right to receive pursuant to
Section 2.1(a) in such denominations and registered in such names as such holder may request and (y) a check representing the amount of Cash Consideration and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after deduction of any required withholding tax. No interest will be paid or accrued on the Cash Consideration or the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Company Common Stock. In the event of a transfer of ownership of shares of Company Common Stock which is not registered on the transfer records of the Company, a certificate representing the proper number of shares of Parent Class A Common Stock, together with a check for the Cash Consideration plus cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Company Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

            (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provision of this Agreement, no dividend or other distribution declared or made after the Effective Time with respect to any shares of Parent Class A Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no Merger Consideration or cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of Applicable Laws (as defined in Section 3.9), there shall be paid to the holder of the certificates representing whole shares of Parent Class A Common Stock issued in exchange therefor, without interest, (i) at the time of surrender of such Certificate, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Class A Common Stock and not paid, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender of such Certificate, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Class A Common Stock, less the amount of any withholding taxes that may be required thereon.

            (d) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company

Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock outstanding immediately prior to the Effective Time. All Certificates presented to the Surviving Corporation after the Effective Time for any reason shall be cancelled and exchanged as provided in this Section 2.3. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"), shall not be exchanged until Parent has received written undertakings from such person in the form attached as Exhibit B.

            (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to holders of Company Common Stock 180 days after the date of the mailing required by Section 2.2(b) shall be delivered to Parent upon demand therefor, and holders of Certificates previously representing shares of Company Common Stock who have not theretofore complied with this Section 2.3 shall thereafter look only to Parent for the Merger Consideration payable in respect of such shares of Company Common Stock, any cash in lieu of fractional shares of Parent Class A Common Stock to which they are entitled pursuant to
Section 2.2(a), or any dividends or other distributions with respect to Parent Class A Common Stock to which they are entitled pursuant to Section 2.3(c), in each case, without any interest thereon.

            (f) No Liability. Neither Parent, the Surviving Corporation nor the Exchange Agent shall be liable to any person in respect of any shares of Parent Class A Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Mergers (or immediately prior to such earlier date on which any shares of Parent Class A Common Stock, any dividends or distributions with respect thereto, or any cash in lieu of fractional shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.5)), any such shares, dividends or distributions or cash in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

            (g) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.3(e).

            (h) Missing Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and providing an appropriate indemnity or surety bond consistent with Parent's ordinary course with respect to its own stockholders by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, cash in lieu of fractional shares and any dividends and other distributions, if any, deliverable in respect thereof pursuant to this Agreement.

      2.3.  Dissenting Shares.

            (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become "Dissenting Shares" within the meaning of Section 1300(b) of the California Corporations Code shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the CGCL; provided, however, that if the status of any such shares as "Dissenting Shares" shall not be perfected, or if any such shares shall lose their status as "Dissenting Shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent Undesignated Shares in accordance with Section 2.1(c)(i).

            (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to Chapter 13 of the CGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

      2.4.  Treatment of Stock Options; ESPP.

            (a) Prior to the Effective Time, the Company shall take all such actions as may be necessary to cause each unexpired and unexercised option to purchase Company Common Stock (each, a "Company Option") outstanding as of the Effective Time to be automatically converted at the Effective Time into an option (a "Converted Option") to purchase Parent Common Stock. Each Converted Option will continue to have, and be subject to, substantially the same terms and conditions, except that (i) each Converted Option shall be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such converted Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent, and
(iii) only with respect to those individuals set forth in Section 2.4(a) of the Company Disclosure Schedule ("Accelerated Optionees"), prior to the Effective Time the Company shall take such actions necessary to amend the Company Options granted to such Accelerated Optionees to provide that all unvested Company Options shall become 100% vested as of the Effective Time. Continuous employment or service with Company or its subsidiaries shall be credited to the optionee for all purposes with respect to Company Options, including for purposes of determining the vesting of all converted Company Options after the Effective Time. "Option Exchange Ratio" means the Stock

Consideration. The conversion of Company Options provided for in this Section 2.4(a) with respect to any Company Options that are intended to be "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code and otherwise in a manner designed to preserve incentive stock option treatment, except that any incentive stock options granted to Accelerated Optionees that are accelerated in accordance with this Section 2.4(a) shall be accelerated even if the such acceleration causes such Company Options to no longer qualify as incentive stock options.

            (b) Parent agrees to file with the Securities and Exchange Commission (the "Commission") as promptly as practicable, and in any event within five business days after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register the shares of Parent Class A Common Stock upon exercise of the Converted Options and use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

            (c) Prior to the Effective Time, the Company shall establish a "New Exercise Date" as such term is defined in the Company's 1998 Employee Stock Purchase Plan (the "Company 423 Plan") for all purchase rights under the Company 423 Plan that are outstanding immediately prior to the Effective Time in accordance with Section 19(c) of the Company 423 Plan, in accordance with the following provisions:

                  (i) Only if the Closing occurs on or before April 30, 2004, this Section 2.4(c)(i) shall apply. Under this Section 2.4(c)(i), the New Exercise Date shall be April 30, 2004, and all outstanding purchase rights (each an "Assumed Purchase Right") under the Company 423 Plan as of the Effective Time shall be assumed by Parent. The Assumed Purchase Rights shall continue to have, and be subject to, the terms and conditions set forth in the Company 423 Plan with the New Exercise Date established in accordance with this Section 2.4(c)(i) and the documents governing the Assumed Purchase Rights, except that the number of shares of Parent Class A Common Stock issuable upon exercise thereof shall equal the number of shares of Company Common Stock otherwise issuable upon exercise thereof multiplied by the Option Exchange Ratio and the purchase price of such shares of Parent Class A Common Stock on the Purchase Date (as defined in the Company 423 Plan) shall be the lower of (i) the quotient determined by dividing 85% of the fair market value per share of the Company Common Stock on the "Enrollment Date" (as defined in the Company 423 Plan) of the Assumed Purchase Right by the Option Exchange Ratio or (ii) 85% of the fair market value per share of the Parent Class A Common Stock on the "New Exercise Date" (with the number of shares rounded down to the nearest whole share and the purchase price rounded up to the nearest whole cent). Notwithstanding the foregoing, any assumed Purchase Right shall be converted from a right to purchase Company Common Stock under the Company 423 Plan to the right to purchase Parent Class A Common Stock in accordance with Section 424 of the Code. The Assumed Purchase Rights shall be exercised on the New Exercise Date, and each participant in the Company 423 Plan shall, accordingly, be issued shares of Parent Class A Common Stock at such time.

                  (ii) Only if the Closing occurs on or after May 1, 2004 but on or before September 30, 2004, shall this Section 2.4(c)(ii) apply. Under this
Section 2.4(c)(ii), the New Exercise Date shall be September 30, 2004, and all outstanding purchase rights under the

Company 423 Plan as of the Effective Time shall be assumed by Parent and become Assumed Purchase Rights, which shall be converted to purchase rights to purchase Company Common Stock in the same manner as described in Section 2.4(c)(i) above using the New Exercise Date provided for in this Section 2.4(c)(ii). The Assumed Purchase Rights shall continue to have, and be subject to, the terms and conditions set forth in the Company 423 Plan with the New Exercise Date established in accordance with this Section 2.4(c)(i). Notwithstanding the foregoing, any assumed Purchase Right shall be converted from a right to purchase Company Common Stock under the Company 423 Plan to the right to purchase Parent Class A Common Stock in accordance with Section 424 of the Code. The Assumed Purchase Rights shall be exercised on the New Exercise Date, and each participant in the Company 423 Plan shall, accordingly, be issued shares of Parent Class A Common Stock at such time.

                  (iii) Only if the Closing occurs on or after October 1, 2004, shall this Section 2.4(c)(iii) apply. Under this Section 2.4(c)(iii), the New Exercise Date shall be the date established by the Company in accordance with
Section 19(c) of the Plan under the Company 423 Plan which date may not be later than the Closing Date. Outstanding purchase rights shall be exercised prior to the Effective Time and no outstanding purchase rights under the Company 423 Plan shall be assumed by the Parent or the Parent 423 Plan.

                  (iv) Regardless of whether Section 2.4(c)(i) , 2.4(c)(ii) or 2.4(c)(iii) applies, the provisions of this Section 2.4(c)(iv) shall apply in any event. The Company 423 Plan and all outstanding purchase rights thereunder shall terminate on the New Exercise Date, and no additional purchase rights shall be granted and no additional Purchase Periods shall commence following such date. Parent agrees that employees of Company may participate in Parent's employee stock purchase plan (the "Parent 423 Plan"), subject to the terms and conditions of such Parent 423 Plan and to the extent permitted by the Code, beginning with the first Purchase Period (as defined in the Parent 423 Plan) that begins following the New Exercise Date.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            In order to induce Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule prepared by the Company which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article III and was previously delivered to Parent in connection herewith (the "Company Disclosure Schedule"):

      3.1. Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and when now owned, leased, used, operated and conducted. Each subsidiary (as defined in Section 8.3) of the Company is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. The Company and each subsidiary of the Company is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3) on the Company. The Company is not in default in the performance, observance or fulfillment of any material provision of its Articles of Incorporation or its Bylaws, each as in effect on the date hereof (the "Company Certificate" and the "Company Bylaws," respectively). The Company has heretofore made available to Parent a complete and correct copy of the Company Certificate and the Company Bylaws.

      3.2. Subsidiaries. The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries and other entities listed in Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity or enterprise that is not wholly owned by the Company. The Company owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of the Company's subsidiaries, free and clear of all liens, pledges, security interests, claims or other encumbrances. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable. All of the capital stock of each subsidiary of the Company is owned by the Company and/or one or more wholly-owned subsidiaries of the Company. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any capital stock or other securities of any subsidiary of the Company, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock or other securities of any subsidiary of the Company, and neither the Company nor any subsidiary of the Company has any obligation of any kind to issue any additional shares of capital stock or other securities of any subsidiary of the Company or to pay for or repurchase any shares of capital stock or other securities of any subsidiary of the Company or any predecessor thereof.

      3.3. Corporate Power and Authority. The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Mergers and the transactions contemplated hereby by the shareholders of the Company, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of the Mergers and the transactions contemplated hereby by the shareholders of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

      3.4. Capitalization of the Company. The authorized capital stock of the Company consists solely of (a) 200,000,000 shares of common stock, no par value per share ("Company Common Stock"), and (b) 5,000,000 shares of preferred stock, no par value per share ("Company Preferred Stock"). As of March 11, 2004, (i) 29,191,891 shares were issued and outstanding, (ii) no shares were issued and held in treasury (which does not include the shares reserved for issuance set forth in clauses (iii) through (ix) below) and no shares were held by subsidiaries of the Company, (iii) 1,281,750 shares were issuable upon the exercise of outstanding options and 909,525 shares were reserved for issuance for future grants pursuant to the Company's 1990 Incentive and Non-incentive Stock Option Plan ("1990 Incentive Plan"), (iv) 4,951,300 shares were issuable upon the exercise of outstanding options and 31,848 shares were reserved for issuance for future grants pursuant to the Company's 1998 Non-statutory Stock Option Plan ("1998 Non-statutory Plan"), (v) 42,000 shares were issuable upon the exercise of outstanding options and 958,000 shares were reserved for issuance for future grants pursuant to the Company's 2002 Stock Option Plan ("2002 Option Plan"), (vi) 14,750 shares were issuable upon the exercise of outstanding options and no shares were reserved for issuance for future grants pursuant to the Company's 1995 Director Option Plan ("1995 Option Plan"), (vii) 215,000 shares were issuable upon the exercise of outstanding options and 255,000 shares were reserved for issuance for future grants pursuant to the Company's 2000 Director Option Plan ("2000 Option Plan"), (viii) 380,000 shares were reserved for issuance pursuant to the Company's 423 Plan, and (ix) 922,461 shares were issuable upon exercise of the warrants issued in connection with the Company's 2001 note financing. As of the date hereof, no shares of Company Preferred Stock were issued and outstanding or reserved for issuance, except for a series of 200,000 shares of Company Preferred Stock designated as Series A Participating Preferred Stock reserved for issuance pursuant to the Preferred Stock Rights Agreement dated as of October 9, 2001 between the Company and American Stock Transfer & Trust Company (the "Rights Agreement"), none of which is issued and outstanding as of the date hereof. Each outstanding share of Company capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth above, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by the Company of any securities of the Company, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of the Company, and neither the Company nor any subsidiary of the Company has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of the Company or any predecessor. The Company Disclosure Schedule accurately sets forth as of March 11, 2004 the names of the holders of, and the number of shares of Company Common Stock issuable upon exercise of, Company Options and the exercise price and vesting schedule with respect thereto. Between March 11, 2004 and the date of this Agreement, the Company has not granted any options to purchase capital stock of the Company. The Company has no agreement, arrangement or understandings to register any securities of the Company or any of its subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any person or entity (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement).

      3.5. Conflicts; Consents and Approvals. Except in the case of (b), for any of the following that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will:

            (a) conflict with, or result in a breach of any provision of, the Company Certificate or the Company Bylaws;

            (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its subsidiaries is a party;

            (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets; or

            (d) require any action or consent or approval of, or review by, or registration or filing by the Company or any of its affiliates with, any third party or any local, domestic, foreign or multi-national or supra-national court, tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) approval of the Mergers and the transactions contemplated hereby by shareholders of the Company, (ii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (iii) filings and consents under non-U.S. laws and regulations intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment ("Foreign Antitrust Laws"), (iv) registrations, filings, consents, approvals or other actions required under federal and state securities laws and the rules of the Nasdaq Stock Market, Inc. as are contemplated by this Agreement, and (v) the filing of the Agreement of Merger with the Secretary of State.

      3.6. No Material Adverse Effect. Except as specifically disclosed in the Company SEC Documents (as defined in Section 3.7) filed with the Commission prior to the date of this Agreement, since December 31, 2003, there has been no Material Adverse Effect on the Company.

      3.7. Company SEC Documents. The Company has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 2000 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Company SEC Documents"). The Company SEC Documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (and, in the case of any prospectus, in light of the circumstances under which they were made), not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of the Company included in the Company SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly presented (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments consistent with past practice), in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the Nasdaq Stock Market, Inc., any stock exchange or any other comparable Governmental Authority.

      3.8. Taxes. (a) The Company and its subsidiaries (i) have duly filed all material Tax Returns (as defined in Section 3.8(d)) (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Company or its subsidiaries, all of which Tax Returns are true and correct in all material respects; (ii) have within the time and manner prescribed by Applicable Laws paid all material Taxes (as defined in Section 3.8(d)), required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any Governmental Authority; (iii) have established in accordance with their normal accounting practices and procedures, accruals and reserves that are adequate for the payment of all Taxes not yet due and payable; (iv) are not delinquent in the payment of any material Tax; and (v) have not received written notice of any deficiencies for any Tax from any Governmental Authority against the Company or any of its subsidiaries, which deficiency has not been satisfied. Neither the Company nor any of its subsidiaries is the subject of any currently ongoing Tax audit. With respect to any taxable period ended prior to December 31, 1999 all federal income Tax Returns including the Company or any of its subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company or any of its subsidiaries (other than liens for Taxes not yet due and any liens on the landlord's interest in any facilities leased by the Company). No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company or its subsidiaries do not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its subsidiaries has filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

            (b) Neither the Company nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Neither the Company nor any of its subsidiaries is now or has ever been a party to or bound by any contract, agreement or other arrangement (whether or not written and including, without limitation, any arrangement required or permitted by Applicable Laws (including pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law)) that (i) requires the Company or any of its subsidiaries to make any Tax payment to or for the account of any other person other than landlords under Company leases, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of the Company or any of its subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to the Company or any of its subsidiaries from any other person.

            (c) The Company and its subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

            (d) Assuming that the Tax FreeValuation Test is satisfied, the Company knows of no reason that would cause the Mergers to fail to qualify as reorganization under Section 368(a) of the Code. Neither the Company nor any of its affiliates has taken or agreed to take any action (other than actions specifically contemplated by the Agreement) that would prevent the Mergers from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

            (e) For purposes of this Agreement, (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, inventory, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority, and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

      3.9. Compliance with Law. Except as specifically disclosed in the Company SEC Documents filed with the Commission prior to the date hereof, the Company is in material compliance with all applicable laws, statutes, orders, rules or regulations promulgated, or judgments, decisions or orders entered, by any Governmental Authority (all such laws, statutes, orders, rules, regulations, judgments, decisions and orders, collectively, "Applicable Laws"), relating to the Company or its business or properties. Except as specifically disclosed in the Company SEC Documents filed with the Commission prior to the date hereof, no material investigation or review by any Governmental Authority with respect to the Company is pending, or, to the knowledge of the Company, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same.

      3.10. Intellectual Property.

            (a) Definitions. For the purposes of this Agreement, the following terms have the following definitions:

                  (i) "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (A) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisional, continuations and continuations-in-part thereof ("Patents"); (B) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (C) all works of authorship, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (D) all semiconductor manufacturing processes and all semiconductor circuit designs; (E) all rights in mask works and registrations and applications therefor; (F) all industrial designs and any registrations and applications therefor throughout the world; (G) all trade names, logos, domain names common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (H) all rights in databases and data collections throughout the world; and (I) any similar, corresponding or equivalent rights to any of the foregoing.

                  (ii) "Company Intellectual Property" shall mean any Intellectual Property that is owned, purported to be owned or exclusively licensed by the Company or any of its subsidiaries, including without limitation any rights in any design code, documentation, masks and tooling for packaging of semiconductors in connection with all current products and products in design and development.

                  (iii) "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks, and any domain name registrations; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

                  (iv) "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its subsidiaries.

            (b) Section 3.10(b) of the Company Disclosure Schedule is a complete and correct list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been filed, issued or registered and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

            (c) No Company Intellectual Property (excepting any Intellectual Property exclusively licensed-in) or product (excepting any third party Intellectual Property licensed-in) of the Company is subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company or any of its subsidiaries. No Company Intellectual Property (excepting any Intellectual Property exclusively licensed-in) is subject to any proceeding or outstanding decree, order, judgment, or stipulation which may affect the validity or enforceability of such Company Intellectual Property. No Company Intellectual Property (excepting any Intellectual Property exclusively licensed-in) is subject to any contract, license or agreement restricting the use, transfer, or licensing thereof by the Company or any of its subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect on the Company.

            (d) All necessary registration, maintenance and renewal fees, and annuities currently due in connection with such Company Registered Intellectual Property have been made, and all legally required documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting or maintaining such Company Registered Intellectual Property. To the knowledge of the Company, each item of Company Registered Intellectual Property that is not an application is valid and subsisting.

            (e) The Company owns and has good and exclusive title to, each material item of Company Intellectual Property (excepting any Intellectual Property exclusively licensed-in) free and clear of any lien or encumbrance (excluding non-exclusive licenses). The Company is the exclusive owner of or is licensed or otherwise permitted to use all trademarks and service marks and trade names used in connection with the operation or conduct of the business of the Company and its subsidiaries, including the sale, distribution or provision of any of the Company's products by the Company or its subsidiaries and the Company owns exclusively, and has good title to, or is licensed or otherwise permitted to use, all copyrighted works that are included with or incorporated into products of the Company or which the Company or any of its subsidiaries otherwise purports to own.

            (f) To the extent that any material technology, software or Intellectual Property has been developed or created independently or jointly by a third party for the Company or any of its subsidiaries or is incorporated into any of the Company's products, the Company has either (i) obtained ownership of, and is the exclusive owner of, or (ii) obtained a license sufficient for the conduct of its business as currently conducted) to such third party's Intellectual Property in such work, material or invention.

            (g) Neither the Company nor any of its subsidiaries has granted any exclusive license with respect to, any material Intellectual Property that is or was Company Intellectual

Property, to any third party. In the past three (3) years, neither Company nor or any of its subsidiaries has transferred ownership of any material Company Intellectual Property, nor permitted the Company's rights in such Company Intellectual Property to lapse or enter the public domain.

            (h) Section 3.10(h) of the Company Disclosure Schedule is a complete and correct list of all material contracts, licenses and agreements to which the Company or any of its subsidiaries is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (ii) pursuant to which a third party has licensed or transferred ownership of any Intellectual Property to the Company.

            (i) All contracts, licenses and agreements listed in Section 3.10(h) of the Company Disclosure Schedule are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements listed in Section 3.10(h) of the Company Disclosure Schedule. Each of the Company and its subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements listed in Section 3.10(h) of the Company Disclosure Schedule and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's and its subsidiaries' rights under such contracts, licenses and agreements to the same extent the Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Merger Sub, by operation of law or otherwise, of any contracts or agreements to which the Company or any of its subsidiaries is a party, will result in (i) either Parent's or the Merger Sub's granting to any third party any right to or with respect to any Intellectual Property right owned by, or licensed to, either of them, (ii) either the Parent's or the Merger Sub's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or
(iii) either the Parent's or the Merger Sub's being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company prior to the Closing.

            (j) The operation of the business of the Company and its subsidiaries as such business is currently conducted, including (i) the Company's and its subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of the Company and its subsidiaries (including the Company's products) and (ii) the Company's use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction.

            (k) Neither the Company nor any of its subsidiaries has received notice from any third party in the past three (3) years that the operation of the business of the Company or any of its subsidiaries or any act, product or service of the Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

            (l) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, to the Company's knowledge, no third party is infringing on any of the Intellectual Property owned by the Company.

            (m) The Company and each of its subsidiaries has taken reasonable steps under the circumstances to protect the Company's and its subsidiaries' rights in the Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties that it is obligated to protect provided to the Company or any of its subsidiaries, and, without limiting the foregoing, each of the Company and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent, and all current and former employees, and the consultants of the Company and any of its subsidiaries have executed such an agreement.

            (n) No Public Software (as such term is defined below) was or is, in whole or in part, incorporated in or distributed with any Company Intellectual Property or Company products. For the purposes of this Agreement, "Public Software" means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL),
(B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License, and (H) the Apache License.

            (o) Section 3.10(h) of the Company Disclosure Schedule is a complete and correct list of all material contracts, licenses and agreements under which Company or any of its subsidiaries has delivered copies of or disclosed, or promised to deliver or disclose any source code of any material software owned by Company or any of its subsidiaries, whether pursuant to an escrow arrangement or otherwise.

            (p) Section 3.10(p) of the Company Disclosure Schedule identifies all non-expired agreements pursuant to which Company or one of its subsidiaries has a material obligation or material duty to indemnify a third party with respect to the infringement or misappropriation of any Intellectual Property.

      3.11. Title to Properties. Except as disclosed in the Company SEC Documents filed prior to the date hereof, each of the Company and its subsidiaries (i) has good and marketable title to all of its material properties (real, personal or intangible) and assets that are reflected on the latest balance sheet included in such Company SEC Documents as being owned by the Company or one of its subsidiaries or acquired after the date thereof which are, individually or in the aggregate, material to the Company's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (A) all liens, mortgages, easements, irregularities of title or other encumbrances of any nature except (1) statutory liens securing payments not yet due and (2) such imperfections or irregularities of title or other liens (other than real property mortgages or deeds of trust) as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (B) all real property mortgages and deeds of trust except that secured indebtedness that is properly reflected in the latest Company SEC Documents filed prior to the date hereof, and (ii) is the lessee or sublessee of all leasehold estates listed in the Company SEC Documents or acquired after the date thereof and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee (or event which with notice or lapse of time, or both, would constitute a material default) or, to the Company's knowledge, the lessor where such default could reasonably be expected to have a Material Adverse Effect.

      3.12. Registration Statement; Proxy Statement. None of the information provided by the Company for inclusion in the registration statement on Form S-4 (such registration statement as amended, supplemented or modified, the "Registration Statement") to be filed with the Commission by Parent under the Securities Act, including the prospectus relating to the shares of Parent Class A Common Stock to be issued in the Mergers (as amended, supplemented or modified, the "Prospectus") and the proxy statement and form of proxy relating to the vote of the shareholders of the Company with respect to the Mergers (as amended, supplemented or modified, the "Proxy Statement"), at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the Company Shareholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (and, in the case of the Proxy Statement, in light of the circumstances under which they were made), not misleading. The Proxy Statement, except for such portion thereof that relates to Parent and its subsidiaries (as to which no representations or warranties are made), will comply as to form in all material respects with the provisions of the Exchange Act.

      3.13. Litigation. Except as specifically disclosed in the Company SEC Documents filed with the Commission prior to the date of this Agreement, there is no suit, claim, action, proceeding, audit or investigation pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Since December 31, 2000 the Company has not been subject to any outstanding order, writ, injunction or decree specifically applicable to the Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

      3.14. Brokerage and Finder's Fees; Expenses. Except in connection with the retention of Wachovia Capital Markets, LLC ("Wachovia Securities") (the fees of which firm shall be the sole responsibility of the Company), neither the Company nor any shareholder, director, officer or employee thereof has incurred or will incur on behalf of the Company any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. The Company has heretofore made available to Parent a complete and correct copy of the engagement letter between the Company and Wachovia Securities.

      3.15. Employee Benefit Plans. (a) For purposes of this Agreement, the following terms have the definitions given below:

            "Company Plan" means each (i) "employee benefit plan," as defined in
Section 3(3) of ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA), and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) currently maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any liability.

            "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Plans.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

            "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

            "Withdrawal Liability" means liability to a Multiemployer Plan (as defined in Section 3.16(f)) as a result of a complete or partial withdrawal from such Multiemployer Plan or reorganization of such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

            (b) With respect to each Company Plan, the Company has made available to Parent a correct and complete copy of each document relating to a material liability with respect thereto, including without limitation the following (where applicable): (i) each writing constituting a part of such Company Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any. No Company Plan is now nor at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA.

            (c) The Company Plans which are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code, or Sections 401(k) or 401(m) of the Code, as applicable (each a "Qualified Plan"), to the Company's knowledge, now meet, and at all times since their inception have met, the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code. Each of the Qualified Plans has received a favorable determination from the Internal Revenue Service, and no such determination letter has been revoked nor, to the Company's knowledge, are there any existing circumstances why any such determination letter should be revoked, nor has any Qualified Plan been amended (or failed to be amended) since the date of its most recent determination letter in any respect which would adversely affect the qualified status of any Qualified Plan or the related trust.

            (d) All contributions required to be made to any Company Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Plan, before the date hereof have been made or paid in full on or before the final due date thereof and through the Effective Time will be made or paid on time.

            (e) The Company and its subsidiaries have materially complied, and are now in material compliance, with all applicable provisions of ERISA and the Code and all Applicable Laws relating to employees and employee benefits. Each Company Plan has been established and operated in material compliance with its terms and Applicable Laws. There is not now, and there are no existing circumstances that, individually or in the aggregate, would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any lien on the assets of the Company or any of its subsidiaries or any Company Plan under ERISA or the Code. The Company and its subsidiaries are each in material compliance with all Applicable Laws respecting employment.

            (f) No Company Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has the Company or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. With respect to each Multiemployer Plan: (i) neither the Company nor any of its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; (ii) neither the Company nor any ERISA Affiliate has received any notification, nor has any reason to believe, that any such Company Plan is in reorganization, is insolvent, or has been terminated, or could reasonably be expected to be in reorganization, to be insolvent, or to be terminated; and
(iii) no circumstances exist which individually or in the aggregate could reasonably be expected to result in Withdrawal Liability with respect to a Plan.

            (g) There does not now exist, and there are no existing circumstances that individually or in the aggregate would reasonably be expected to result in, any material Controlled Group Liability. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

            (h) No Company Plan provides benefits, including, without limitation, death or medical benefits, beyond retirement, and in the case of everything else except death benefits, beyond termination of service for any reasons except retirement, other than (A) coverage mandated by law or (B) death or retirement benefits under a Qualified Plan. Neither the Company nor any ERISA Affiliate has made a written or oral representation to any current or former employee promising or guaranteeing any employer paid continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment.

            (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby either solely as a result thereof or in conjunction with any other events will result in, or constitute an event which, with the passage of time or the giving of notice or both will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company or any of its subsidiaries. Without limiting the generality of the foregoing, no amount paid or payable by the Company or any of its subsidiaries or affiliates in connection with the transactions contemplated hereby either solely as a result thereof or in conjunction with any other events will be an "excess parachute payment" within the meaning of Section 280G of the Code. There is no agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts (as defined in Section 3.16), will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code, nor will the Company be required to "gross up" or otherwise compensate or reimburse any such person because of the imposition of any excise tax.

            (j) There are no pending, or, to the knowledge of the Company, threatened material actions (other than claims for benefits in the ordinary course), audits or investigations with respect to the Company Plans by any Governmental Authority or otherwise, and, to the knowledge of the Company, there are no circumstances that would give rise to such actions, audits or investigations. There are no material filings or applications to any Governmental Authority which are currently outstanding or being prepared by the Company or any Company Plan with respect to the Company Plans, including, but not limited to filings under the Employee Plans Compliance Resolution System (as set forth in Rev. Proc. 2003-44, and any successor thereto) or the Voluntary Fiduciary Correction or Delinquent Filer Voluntary Compliance programs of the Department of Labor.

            (k) Section 3.15(k) to the Company Disclosure Schedule sets forth a list of each employment, consulting, severance or similar agreement under which the Company or any of its subsidiaries is or could reasonably be expected to become obligated to provide compensation or benefits in excess of $100,000, and the Company provided to Parent a copy of each such agreement.

            (l) No employer securities, employer real property (within the meaning of Section 407 of ERISA) or other employer property is included in the assets of any Plan.

            (m) No event has occurred, and there exists no condition or set of circumstances in connection with any Plan, under which the Parent, Merger Sub, the Company or any of its subsidiaries, directly or indirectly, could reasonably be expected to be subject to any risk of material liability under Sections 409 or 502 of ERISA or Section 4975 of the Code.

            (n) Company maintains policies or practices on the proper classification for all employees, leased employees, consultants and independent contracts, for all purposes (including, without limitation, for all tax purpose and for purposes of determining eligibility to participate in any Plan) and has materially complied with such policies and practices.

      3.16. Contracts. Section 3.16 to the Company Disclosure Schedule lists all contracts, agreements, guarantees, leases (other than real property leases) and executory commitments (each a "Contract"), other than Plans and any Contracts heretofore filed as an exhibit to any Company SEC Document since December 31, 2000, that exist as of the date hereof to which the Company is a party or by which it is bound and which fall within any of the following categories: (a) Contracts not entered into in the ordinary course of the Company's business other than those that individually or in the aggregate are not material to the business of the Company, (b) joint venture and partnership agreements, (c) Contracts containing covenants purporting to limit the freedom of the Company or any of its affiliates to compete in any line of business in any geographic area or to hire any individual or group of individuals, (d) Contracts which after the Effective Time would have the effect of limiting the freedom of Parent or its subsidiaries (including the Surviving Corporation) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts which contain minimum purchase conditions in excess of $500,000, or requirements or other terms that restrict or limit the purchasing relationships of the Company or its affiliates, or any customer, licensee or lessee thereof, (f) Contracts relating to any outstanding commitment for capital expenditures in excess of $500,000, (g) indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money in excess of $1,000,000 in the aggregate, letters of credit or other agreements or instruments of the Company or commitments for the borrowing or the lending by the Company of amounts in excess of $1,000,000 in the aggregate, or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of the Company with an aggregate value in excess of $1,000,000,
(h) Contracts providing for "earn-outs" or other contingent payments by the Company involving more than $100,000 in the aggregate over the terms of all such Contracts, (i) Contracts associated with off balance sheet financing, including but not limited to arrangements for the sale of receivables, (j) all licenses or similar agreements granting the right to use any material Intellectual Property identified in Section 3.10(h) of the Company Disclosure Schedule, (k) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements relating to material transactions since January 1, 1999,
(l) any distribution agreements, or (m) any agreement that is material to the Company and its subsidiaries taken as a whole, irrespective of amount. All material Contracts are valid and binding obligations of the Company and, to the knowledge of the Company, the valid and binding obligation of each other party thereto. Neither the Company nor, to the knowledge of the Company, any other party thereto is in material violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a material default under or permit the termination of, any Contract listed in Section 3.16 of the Company Disclosure Schedule. Set forth in Section 3.16(i) to the

Company Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of the Company and its subsidiaries from
(i) the Exhibits to the Company's Form 10-K for the period ended December 31, 2003 filed with the Commission, with respect to the terms of such indebtedness, and (ii) the description in the financial statements (including the notes thereto) incorporated in the Company's Form 10-K for the period ended December 31, 2003 filed with the Commission, with respect to the amount of such indebtedness. Set forth in Section 3.16(j) to the Company Disclosure Schedule is the amount of the annual premium currently paid by the Company for its directors' and officers' liability insurance.

      3.17. Labor Matters. At the present time and during the past three years,
(A) no unfair labor practice complaint or charge against the Company has been brought before, or, to the knowledge of the Company, threatened by, the National Labor Relations Board or any other government agency or court in any jurisdiction; (B) there has not occurred or, to the knowledge of the Company, been threatened any labor strike, dispute, picketing, slowdown, stoppage, or other similar labor activity against or involving the Company; (C) the Company is not, nor has been party to any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent, or, to the knowledge of the Company, attempting to represent any employee; (D) the Company is not, nor ever has been a party to, or threatened with, any union organizing or election activity or any dispute or controversy with a union involving its employees; (E) the Company has not experienced any material labor difficulty; and (F) the Company has no knowledge that the Company's relations with its employees are other than satisfactory. To the knowledge of the Company, no key employee of the Company intends to terminate employment with the Company.

      3.18. Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against in the consolidated balance sheet of the Company as of December 31, 2003 included in the Company SEC Documents, or disclosed in the footnotes to the financial statements as of such date or the footnotes to the December 31, 2003 financial statements included in the Company SEC Documents filed prior to the date hereof, (ii) as incurred after December 31, 2003 in the ordinary course of business consistent with prior practice and not prohibited by this Agreement, or (iii) as described in the Company SEC documents filed since December 31, 2003 but prior to the date hereof, the Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

      3.19. Operation of the Company's Business; Relationships. (a) Since December 31, 2003 through the date of this Agreement and except for entering into this Agreement, the Company has not engaged in any transaction which, if done after execution of this Agreement, would violate in any material respect
Section 5.3(c), except as specifically disclosed in the Company SEC Documents filed with the Commission prior to the date of this Agreement.

            (b) The Company has made available to Parent a list of the Company's top ten customers (determined by fiscal year 2003 annual revenue) (the "Top 10 Customers") and the Company's top ten suppliers (determined by fiscal year 2003 annual expense) (the "Top 10 Suppliers"). To the knowledge of the Company, (i) from December 31, 2003 to the date hereof, none of the Top 10 Customers has indicated in writing that it will stop or materially decrease purchasing materials, products or services from the Company, and (ii) since December 31, 2003, none of the Top 10 Suppliers has indicated in writing that it will stop or materially decrease the supply of materials, products or services to the Company, or impose conditions or credit limits on the Company.

      3.20. Permits; Compliance. The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"), except where the failure to be in possession of such Company Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

      3.21. Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Company, the Company and its subsidiaries and the properties and operations of the Company and its subsidiaries and, with respect to the operations of the Company, its predecessors, are not subject to any pending or, to the knowledge of the Company, threatened action under any Environmental Law, including without limitation with respect to any present or former operations, facilities or subsidiaries and, with respect to the operations of the Company, its predecessors. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Company, there has been no Release (as defined below) of any Hazardous Materials (as defined below) into the environment by the Company or its subsidiaries or their predecessors, and there are no Hazardous Materials present at, on, under, within or which have migrated from, any properties of the Company or its subsidiaries or, including without limitation any former property owned, leased or operated by the Company, its subsidiaries, or their respective predecessors, with respect to the operations of the Company, its subsidiaries or their respective predecessors. Neither the Company nor any of its subsidiaries nor, with respect to the operations of the Company, its or its subsidiaries' corporate predecessors (x) has received any written notice that the Company, any of its subsidiaries or their predecessors or any of their respective present or former operations or facilities is or may be a potentially responsible party or otherwise liable in connection with any site used for the disposal of or otherwise containing Hazardous Materials, or (y) to the knowledge of the Company, without further inquiry, has disposed of, arranged for the disposal of, or transported any Hazardous Materials to any site which is listed on the U.S. Environmental Protection Agency's National Priorities List or which is otherwise subject to material remediation, investigation or a clean-up order or agreement from or with a Governmental Authority. The Company and its subsidiaries have made available to Parent all material internal and external environmental audits and reports (in each case relevant to the Company, any of its subsidiaries or their predecessors) in the possession of the Company or its subsidiaries. The term "Environmental Laws" means all Applicable Laws relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and other Applicable Laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes, (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder, as in effect on the date hereof. "Release" shall have the meaning as defined in are interpreted under CERCLA.

      3.22. Opinion of Financial Advisor. The Company has received the opinion of Wachovia Securities to the effect that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the shareholders of the Company, and as of the date of this Agreement, such opinion has not been withdrawn or revoked or modified in any material respect. The Company shall provide a copy of the written confirmation of such opinion as promptly as practicable.

      3.23. Board Recommendation. As of the date of this Agreement, the Board of Directors of the Company, at a meeting duly called and held at which a quorum was present throughout, has by the requisite vote of the directors (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are advisable and in the best interests of the Company Shareholders and (ii) resolved to recommend that the holders of the shares of Company Common Stock entitled to vote thereon approve and adopt this Agreement and the transactions contemplated herein, including the Mergers (the "Company Board Recommendation"). As of the date of this Agreement, the Company Board Recommendation has not been withdrawn, revoked or modified.

      3.24. Related Party Transactions. Since the date of the Company's proxy statement filed on December 31, 2003, no event has occurred that would be required to be reported under Item 404 of Regulation S-K promulgated by the Commission.

      3.25. Takeover Statutes; Rights Plan. The Company has taken all actions such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (each a "Takeover Statute") or restrictive provision of any applicable anti-takeover provision in the governing documents of the Company is, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, the Mergers, this Agreement, the Voting Agreements or any of the other transactions contemplated hereby or thereby. After giving effect to the amendment to the Rights Plan effective as of the date hereof, the Rights Plan is inapplicable to the Mergers, this Agreement, the Voting Agreement, and the transactions contemplated hereby or thereby.

      3.26. Certain Transactions. Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture agreement, partnership agreement or any Contract associated with off balance sheet financing, including arrangements for the sale of receivables.

                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND LLC

            In order to induce Company to enter into this Agreement, Parent, Merger Sub and LLC hereby represent and warrant to the Company that, except as set forth in the written disclosure schedule prepared by Parent which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article IV and was previously delivered to the Company in connection herewith (the "Parent Disclosure Schedule"):

      4.1. Organization and Standing. Each of Parent and Merger Sub and each subsidiary (as defined in Section 8.3) of Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Parent and each subsidiary of Parent is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent. Parent is not in default in the performance, observance or fulfillment of any provision of its Restated Certificate of Incorporation or its Bylaws, each as in effect on the date hereof (the "Parent Certificate" and the "Parent Bylaws," respectively). Parent has heretofore furnished to the Company a complete and correct copy of the Parent Certificate and the Parent Bylaws.

      4.2. Subsidiaries. Parent does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries and other entities listed in Exhibit 21 to Parent's Annual Report on Form 10-K for the fiscal year ended January 2, 2004. Except as set forth in Section 4.2 to the Parent Disclosure Schedule, Parent is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity or enterprise that is not wholly owned by Parent. Parent owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Parent's subsidiaries, free and clear of all liens, pledges, security interests, claims or other encumbrances. Each of the outstanding shares of capital stock of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable. All of the capital stock of each subsidiary of Parent is owned by Parent and/or one or more wholly-owned subsidiaries of Parent. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any capital stock or other securities of any subsidiary of Parent, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock or other securities of any subsidiary of Parent, and neither Parent nor any subsidiary of Parent has any obligation of any kind to issue any additional shares of capital stock or other securities of any subsidiary of Parent or to pay for or repurchase any shares of capital stock or other securities of any subsidiary of Parent or any predecessor thereof.

      4.3. Corporate Power and Authority. Parent, Merger Sub and LLC have all requisite power and authority to (a) enter into and deliver this Agreement and
(b) perform their obligations hereunder to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent, Merger Sub and LLC have been duly authorized by all necessary corporate action on the part of Parent, Merger Sub and LLC. This Agreement has been duly executed and delivered by Parent, Merger Sub and LLC and constitutes the legal, valid and binding obligation of Parent, Merger Sub and LLC enforceable against them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, or
(ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

      4.4. Capitalization of Parent, Merger Sub and LLC. (a) As of March 10, 2004, Parent's authorized capital stock consisted solely of (x) 300,000,000 shares of Class A common stock, par value $.01 per share ("Parent Class A Common Stock"), of which (i) 139,894,961 shares were issued and outstanding, (ii) 2,357,690 shares were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (iii) below) and no shares were held by subsidiaries of Parent, (iii) 17,432,246 shares were reserved for issuance upon the exercise of outstanding options, (iv) no shares were reserved for issuance upon the conversion of Parent Class B Common Stock (as defined below) into Parent Class A Common Stock, (v) 5,496,291 shares were reserved for future issuance under outstanding options granted by Parent, and (vi) no shares reserved for issuance upon the exercise of outstanding warrants issued by Parent; (y) 300,000,000 shares of Class B common stock, par value $.01 per share ("Parent Class B Common Stock" and, with the Parent Class A Common Stock, the "Parent Common Stock"), of which (i) no shares were issued and outstanding, (ii) no shares were issued and held in treasury and no shares were held by subsidiaries of Parent, and (iii) 159,684,897 shares were reserved for issuance upon the conversion of Parent Class A Common Stock into Parent Class B Common Stock; and (z) 100,000 shares of Preferred Stock, par value $.01 per share ("Parent Preferred Stock"), of which (i) no shares were issued and outstanding,
(ii) no shares were issued and held in treasury and no shares were held by subsidiaries of Parent, and (iii) no shares were reserved for issuance. Each outstanding share of Parent capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence hereof , there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by Parent of any securities of Parent, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Parent, and neither Parent nor any subsidiary of Parent has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Parent or any predecessor. Parent has no agreement, arrangement or understandings to register any securities of Parent or any of its subsidiaries under the

Securities Act or under any state securities law and has not granted registration rights to any person or entity (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement); copies of all such agreements have previously been made available to the Company.

            (b) The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, $.01 par value per share, all of which, as of the date hereof, are issued and outstanding and are held directly by Parent. All of the outstanding shares of Merger Sub's common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub has no subsidiaries. Merger Sub was formed for the purpose of consummating the Mergers and has no material assets or liabilities except as necessary for such purpose.

            (c) LLC is a single member Delaware limited liability company, and all of the outstanding membership interests of the LLC are owned by Parent. Parent has not elected to treat LLC as a corporation for federal income Tax purposes. Other than Merger Sub, LLC has no subsidiaries. LLC was formed for the purpose of consummating the Mergers and has no material assets or liabilities except as necessary for such purpose.

      4.5. Conflicts; Consents and Approvals. Except, in the case of (b), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, neither the execution and delivery of this Agreement by Parent, Merger Sub or LLC, nor the consummation of the transactions contemplated hereby or thereby, will:

            (a) conflict with, or result in a breach of any provision of, the Parent Certificate or the Parent Bylaws or the Articles of Incorporation and Bylaws of Merger Sub or the organizational document of LLC;

            (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any of its subsidiaries is a party;

            (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets; or

            (d) require any action or consent or approval of, or review by, or registration or filing by Parent, Merger Sub or LLC or any of their affiliates with, any third party or any Governmental Authority, other than (i) actions required by the HSR Act, (ii) filings and consents under Foreign Antitrust Laws, and (iii) registrations, filings, consents, approvals or other actions required under federal and state securities laws and the rules of the Nasdaq Stock Market, Inc. as are contemplated by this Agreement, and (iv) the filing of the Agreement of Merger with the Secretary of State.

      4.6. No Material Adverse Effect. Except as specifically disclosed in the Parent SEC Documents (as defined in Section 4.7) filed with the Commission prior to the date of this Agreement, since December 31, 2003, there has been no Material Adverse Effect on Parent.

      4.7. Parent SEC Documents. Parent has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 2001 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Parent SEC Documents"). The Parent SEC Documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of any prospectus, in light of the circumstances under which they were made), not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Parent included in the Parent SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly presented (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments consistent with past practice), in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No subsidiary of Parent is or has been subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the Nasdaq Stock Market, Inc., any stock exchange or any other comparable Governmental Authority.

      4.8. Registration Statement; Proxy Statement. None of the information provided by Parent for inclusion in the Registration Statement or the Proxy Statement, at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the Company Shareholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (and, in the case of the Proxy Statement, in light of the circumstances under which they were made), not misleading. The Proxy Statement, except for the portion thereof that relates to the Company and its subsidiaries (as to which no representations or warranties are made), will comply as to form in all material respects with the provisions of the Exchange Act, and the Registration Statement, except for such portion thereof that relates to the Company and its subsidiaries (as to which no representations or warranties are made), will comply as to form in all material respects with the provisions of the Securities Act.

      4.9. Litigation. Except as specifically disclosed in the Parent SEC Documents filed with the Commission prior to the date of this Agreement, there is no action pending or, to the knowledge of Parent, threatened against Parent which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent or a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby. Since December 31, 2003, Parent has not been subject to any outstanding order, writ, injunction or decree specifically applicable to Parent which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

      4.10. Valid Issuance. The Parent Class A Common Stock to be issued in the Mergers and upon the exercise of Converted Options, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, free of all liens and encumbrances and not subject to preemptive rights, and will be issued in compliance with the Securities Act and applicable state securities laws.

      4.11. Financing. Parent possesses and will possess sufficient cash funds and has and will have available to it adequate financial resources to pay all required cash amounts to the Company's shareholders pursuant to Article II of this Agreement.

      4.12. Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against in the consolidated balance sheet of Parent as of December 31, 2003 included in the Parent SEC Documents, or disclosed in the footnotes to the financial statements as of such date or the footnotes to the December 31, 2003 financial statements included in the Parent SEC Documents filed prior to the date hereof, (ii) as incurred after December 31, 2003 in the ordinary course of business consistent with prior practice and not prohibited by this Agreement, or (iii) as described in the Parent SEC Documents filed since December 31, 2003 but prior to the date hereof, Parent has not incurred through the date hereof any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

      4.13. Operation of Parent's Business; Relationships.


            (a) Since December 31, 2003 through the date of this Agreement and except for entering into this Agreement, Parent has not engaged in any transaction, except in the ordinary course of business or as specifically disclosed in the Parent SEC Documents filed with the Commission prior to the date of this Agreement. From December 31, 2003 until the date hereof, Parent has not declared, set aside or paid any dividend or other distribution in respect of any capital stock of Parent, nor split, combined or reclassified any of its capital stock.

            (b) From December 31, 2003 to the date hereof, to the Parent's knowledge, no material customer of Parent has indicated in writing that it will stop or materially decrease purchasing materials, products or services from Parent and since December 31, 2003, to the Parent's knowledge, no material supplier of Parent has indicated in writing that it will stop or materially decrease the supply of materials, products or services to Parent, in each case, the effect of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Parent.

      4.14. Permits; Compliance. Parent is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Parent Permits"), except where the failure to be in possession of such Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

      4.15. Environmental Matters. Except for matters disclosed in the Parent SEC Documents filed prior to the date hereof and except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Parent, the Parent and its subsidiaries and the properties and operations of the Parent and its subsidiaries and, with respect to the operations of the Parent, its predecessors, are not subject to any pending or, to the knowledge of the Parent, threatened action under any Environmental Law, including without limitation with respect to any present or former operations, facilities or subsidiaries and, with respect to the operations of the Parent, its predecessors. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Parent, there has been no Release of any Hazardous Materials into the environment by the Parent or its subsidiaries or their predecessors, and there are no Hazardous Materials present at, on, under, within or which have migrated from, any properties of the Parent or its subsidiaries or, including without limitation any former property owned, leased or operated by the Parent, its subsidiaries, or their respective predecessors, with respect to the operations of the Parent, its subsidiaries or their respective predecessors. Neither the Parent nor any of its subsidiaries nor, with respect to the operations of the Parent, its or its subsidiaries' corporate predecessors (x) has received any written notice that the Parent, any of its subsidiaries or their predecessors or any of their respective present or former operations or facilities is or may be a potentially responsible party or otherwise liable in connection with any site used for the disposal of or otherwise containing Hazardous Materials, or (y) to the knowledge of the Parent, without further inquiry, has disposed of, arranged for the disposal of, or transported any Hazardous Materials to any site which is listed on the U.S. Environmental Protection Agency's National Priorities List or which is otherwise subject to a material remediation, investigation or clean-up order or agreement from or with a Governmental Authority.

      4.16. Brokerage and Finder's Fees; Expenses. Except in connection with the retention of Piper Jaffray (the fees of which firm shall be the sole responsibility of Parent), neither Parent nor any director, officer or employee thereof has incurred or will incur on behalf of Parent any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

      4.17. Reorganization. Assuming that the Tax Free Valuation Test is satisfied, Parent knows of no reason that would cause the Mergers to fail to qualify as reorganization under Section 368(a) of the Code. Neither Parent nor any of its affiliates has taken or agreed to take any action (other than actions specifically contemplated by the Agreement) that would prevent the Mergers from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

      4.18. Compliance with Law. Except as specifically disclosed in the Parent SEC Documents filed with the Commission prior to the date hereof, the Parent is in material compliance with all Applicable Laws entered by any Governmental Authority, relating to the Parent or its business or properties. Except as specifically disclosed in the Parent SEC Documents filed with the Commission prior to the date hereof, no material investigation or review by any Governmental Authority with respect to the Parent is pending, or, to the knowledge of the Parent, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same.

      4.19. Intellectual Property.

            (a) The operation of the business of Parent and its subsidiaries as such business is currently conducted, including (i) Parent's and its subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Parent and its subsidiaries (including Parent's products) and (ii) Parent's use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property (as defined in Section 3.10) of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction.

            (b) Neither the Parent nor any of its subsidiaries has, in the past three (3) years, received notice from any third party that the operation of the business of Parent or any of its subsidiaries or any act, product or service of Parent or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

      4.20. Certain Transactions. Neither Parent nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture agreement, partnership agreement or any Contract associated with off balance sheet financing, including arrangements for the sale of receivables.

                                    ARTICLE V

                                    COVENANTS

      5.1.  Mutual Covenants.

            (a) HSR Act Filings; Reasonable Efforts; Notification. (i) Each of Parent and the Company shall (A) make or cause to be made the filings required of such party or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within five business days after the date of this Agreement, (B) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Foreign Antitrust Laws the parties reasonably agree are applicable (the "Agreed Foreign Approvals") with respect to any such filing or any such transaction. Each party shall use all reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Laws in connection with the Mergers and the other transactions contemplated by this Agreement. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. Neither party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Laws.

                  (ii) Each of Parent and the Company shall use reasonable efforts to resolve such objections, if any, as may be asserted by the Federal Trade Commission or the Department of Justice (either, an "HSR Authority") or any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, any Foreign Antitrust Laws, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). Parent shall be entitled to direct any proceedings or negotiations with any Governmental Authority relating to any of the foregoing described in this paragraph (ii) or to the matters described in paragraph (i) of this Section 5.1(a), provided that it shall afford the Company a reasonable opportunity to participate therein, and provided, further, that nothing in this sentence shall affect the parties' rights and obligations contained in the third, fourth and fifth sentences of Section 5.1(a)(i). Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.1(a) shall limit a party's right to terminate this Agreement pursuant to Section 7.1, so long as such party has up to then complied in all material respects with its obligations under this Section 5.1(a). Each of Parent and the Company shall use all reasonable efforts to take such action as may be required to cause the expiration or early termination of the notice period under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

                  (iii) Each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), subject to the limitations of Section 5.1(a)(ii), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Mergers that are necessary to consummate the Mergers and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on Parent or the Company from occurring prior to or after the Effective Time, (C) the preparation of the Proxy Statement, the Prospectus and the Registration Statement, (D) the taking of all action necessary to ensure that the Mergers constitute a reorganization within the meaning of Section

368(a) of the Code and (E) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

                  (iv) Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company shall be required to (i) hold separate (including by trust or otherwise) or divest any of their respective businesses or assets or (ii) waive any of the conditions to the Mergers set forth in
Article VI of this Agreement as they apply to such party.

            (b) Tax Free Treatment. Each of the parties shall use all reasonable efforts to cause the Mergers to constitute a "reorganization" under
Section 368(a) of the Code and to deliver the factual representations requested by counsel described in Section 6.2(e) and 6.3(e) of this Agreement. Provided that the Tax Free Valuation Test is met, then each of Parent, Merger Sub and LLC shall report the Mergers as a reorganization within the meaning of Section 368(a) of the Code. Each of the parties shall provide to tax counsel certain factual representations reasonably requested by such tax counsel in connection with their provision of tax opinions to be included as exhibits to the Registration Statement.

            (c) Public Announcements. Each of the parties agrees that it shall not, nor shall any of their respective affiliates, issue or cause the publication of any press release or other public announcement with respect to the Mergers, this Agreement or the other transactions contemplated hereby without the prior approval of the other party, except such disclosure as may be required by law or by any listing agreement with the Nasdaq Stock Market, Inc., or a national securities exchange; provided, if such disclosure is required by law or any such listing agreement, such disclosure may not be made without prior consultation of the other parties.

            (d) Proxy Statement; Registration Statement. As promptly as practicable after the execution of this Agreement, the Company shall prepare the Proxy Statement, and the Company shall each file the Proxy Statement with the Commission. Each of Parent and the Company shall, as promptly as practicable, furnish the other party with all information concerning it as may be required for inclusion in the Proxy Statement and the Registration Statement.

            (e) Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause the Mergers and the transactions contemplated hereby, including any dispositions of Company Common Stock (including derivative securities with respect to the Company Common Stock) and acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent, as the case may be, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

      5.2.  Covenants of Parent.

            (a) Registration Statement. Parent shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, Parent shall obtain knowledge of any information pertaining to Parent that would require an amendment or supplement to the Registration Statement, Parent shall so advise the Company in writing and shall promptly furnish the Company with all information as shall be required for such amendment or supplement and shall promptly take such action as shall be required to amend or supplement the Registration Statement. Parent shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Class A Common Stock in the Mergers.

            (b)   Indemnification; Directors' and Officers' Insurance.

                  (i) From and after the Effective Time, Parent shall indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or agent (an "Indemnified Person") of the Company or any of its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including reasonable fees and expenses of legal counsel selected by the Indemnified Person with the consent of Parent, which consent will not be unreasonably withheld), judgments, fines and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent such Indemnified Person acted in good faith and in a manner reasonably believed to be in the best interest of the Company and, in the case of a criminal proceeding, to the extent such Indemnified Person had no reasonable cause to believe such Indemnified Person's conduct was unlawful and to the extent that any such Claim is based on, or arises out of: (x) the fact that such Indemnified Person is or was a director or officer of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director or officer of another corporation, partnership, joint venture, trust or other enterprise; or
(y) this Agreement or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under the CGCL, the Company Certificate or the Company Bylaws or any indemnification agreement in effect prior to the date hereof and listed in Section 5.2(c) to the Company Disclosure Schedule (complete and correct copies of which have been previously provided to Parent), including provisions relating to advancement of expenses incurred in the defense of any such Claim. Without limiting the generality of the preceding sentence, in the event any Indemnified Person becomes involved in any Claim, after the Effective Time, Parent shall periodically advance to such Indemnified Person its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provisions of paragraph (ii) of this
Section 5.2(b), and subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

                  (ii) The Indemnified Person shall control the defense of any Claim with counsel selected by the Indemnified Person, which counsel shall be reasonably acceptable to Parent, provided that Parent shall be permitted to participate in the defense of such Claim at its own expense. Parent shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Persons in any single Claim except to the extent that, in the opinion of independent legal counsel selected by the Indemnified Person, which counsel shall be reasonably acceptable to Parent, representation of two or more of such Indemnified Persons would present a conflict of interest under applicable standards of conduct in the legal profession. Parent shall not be liable for any settlement effected without its written consent, which consent shall not unreasonably be withheld.

                  (iii) Parent and the Company agree that all rights to indemnification of liabilities, and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided in the Company Certificate or the Company Bylaws and any indemnification agreement in effect at the date hereof and listed in Section 5.2(b) to the Company Disclosure Schedule, shall survive the Mergers and shall continue in full force and effect, without any amendment thereto; provided, however, that in the event any Claim is asserted or made, any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the CGCL, the Company Certificate or the Company Bylaws or any such agreement, as the case may be, shall be made as permitted by the CGCL; and provided further that nothing in this Section 5.2(c) shall impair any rights or obligations of any current or former director or officer of the Company or its subsidiaries, including pursuant to the respective certificates of incorporation or bylaws of Parent or the Company, or their respective subsidiaries, under the CGCL or otherwise.

                  (iv) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' and fiduciary liability insurance maintained by the Company (provided that Parent may substitute therefor policies with terms and conditions that are no less advantageous to former officers and directors of the Company) only with respect to claims arising from facts or events which occurred at or before the Effective Time; provided that Parent shall not be required to pay in the aggregate for D&O Insurance in excess of 750% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

                  (v) The provisions of this Section 5.2(b) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives. Parent will not, nor will Parent permit the Surviving Corporation to, merge or consolidate with any other Person or sell all or substantially all of Parent's or such subsidiary's assets unless Parent or the Surviving Corporation ensures that the surviving or resulting entity assumes the obligations imposed by this Section 5.2(b).

            (c) Executive Vice President of Parent. Simultaneously with the execution of this Agreement and effective at the Effective Time, Parent appointed Louis DiNardo to serve as the Executive Vice President and General Manager of the Standard Linear Products Group of Parent.

            (d) Nasdaq Listing. Parent shall use all reasonable efforts to cause the shares of Parent Class A Common Stock issuable pursuant to the Mergers (including, without limitation, the shares of Parent Class A Common Stock issuable upon the exercise of the Converted Options) to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

            (e) Notification of Certain Matters. Parent shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any representation or warranty by Parent contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(e) shall not limit or otherwise affect the remedies available hereunder to the Company.

            (f) Employees and Employee Benefits. From and after the Effective Time, except as otherwise provided in Section 2.4, Parent shall treat all service for vesting and eligibility purposes by the Company Employees (as defined below) with the Company and their respective predecessors prior to the Effective Time, to the extent credited under the terms of the Company Plans prior to the Effective Time, as service with Parent for eligibility and vesting purposes under Parent's employee benefits plans and on or before the first anniversary of the Effective Time, shall, to the extent permitted by applicable law, provide Company Employees with benefits that are substantially similar in the aggregate to those benefits provided to similarly situated Parent employees. With respect to any medical or dental benefit plan in which the Company Employees participate after the Effective Time, Parent shall use all reasonable efforts to waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Company Employee who was, as of the Effective Time, treated under a Company Plan as a pre-existing condition), and shall provide that any covered expenses incurred on or before the Effective Time by a Company Employee or a Company Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent and subsidiaries of Parent. For purposes of this Section 5.2(f), "Company Employees" shall mean persons who are, as of the Effective Time, employees of the Company.

            (g) Subsequent Financial Statements. Parent shall provide to the Company, sufficiently in advance so as to permit a reasonable period of time to review and discuss the contents thereof, its financial results for any period after the date of this Agreement prior to making such results publicly available, it being understood that the Company shall have no liability by reason of such review and discussion.

            (h)   Prohibition on Certain Transactions.

                  (i) Prior to the date of the Company Shareholders Meeting, without the written consent of the Company, Parent shall not enter into a definitive agreement, or publicly announce an intention to enter into a definitive agreement for any acquisition, disposition, merger or other business combination involving Parent or any of its subsidiaries if such transaction would present a material risk of making it materially more difficult to obtain any HSR approval or authorization or Agreed Foreign Approvals.

                  (ii) Prior to the date of the Company Shareholders Meeting, if Parent enters into a definitive agreement, or publicly announce an intention to enter into a definitive agreement, without the written consent of the Company, to acquire a business where a comparison of the most recent annual financial statements of the business to be acquired and Parent's most recent annual consolidated financial statements filed at or prior to the date of acquisition indicates that the business would be a significant subsidiary pursuant to the conditions specified in Section 1-02(w) of Regulation S-X promulgated under the Exchange Act, then the Termination Date (as such term is defined in Section 7.1(c)) shall be extended to December 31, 2004 applicable to Parent's right to terminate this Agreement.

      5.3.  Covenants of the Company.

            (a) The Company Shareholders Meeting. The Company shall take all action in accordance with the federal securities laws, the CGCL and the Company Certificate and the Company Bylaws necessary to convene a special meeting of the shareholders of the Company entitled to vote (the "Company Shareholders Meeting") to be held and completed on the earliest practicable date following the effectiveness of the Registration Statement and mutually determined by the parties, to consider and vote upon approval of the Mergers, this Agreement and the transactions contemplated hereby. Subject to Section 5.3(d), neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the Company Board Recommendation. Nothing contained in this
Section 5.3(a) shall limit the Company's obligation to hold and convene the Company Shareholders Meeting (regardless of whether the Company Board Recommendation shall have been withdrawn, amended or modified).

            (b) Proxy Statement; Registration Statement. The Company shall cooperate with Parent in the preparation and filing of the Registration Statement in a timely fashion and shall use all reasonable efforts to assist Parent in having the Registration Statement declared effective by the Commission as promptly as practicable and in maintaining the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, the Company shall obtain knowledge of any information pertaining to the Company that would require any amendment or supplement to the Registration Statement or the Proxy Statement, the Company shall so advise Parent in writing and shall promptly furnish Parent with all information as shall be required for such amendment or supplement and shall promptly take such action as shall be required to amend or supplement the Registration Statement and/or Proxy Statement. The Company shall use all reasonable efforts to mail at the earliest practicable date to the shareholders of the Company the Proxy Statement, which shall include all information required under Applicable Laws to be furnished to the shareholders of the Company in connection with the Mergers and the transactions contemplated thereby and shall include the written opinion of Wachovia Securities described in Section 3.23, to the extent such opinion is then in effect, and the Company Board Recommendation to the extent not previously withdrawn in compliance with Section 5.3(d).

            (c) Conduct of the Company's Operations. During the period from the date of this Agreement to the Effective Time, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.3(c) to the Company Disclosure Schedule, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall conduct its operations in the ordinary course, and shall use all reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, the Company shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.3(c) to the Company Disclosure Schedule, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

                  (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock,
(B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, other than not in excess of 50,000 shares of Company Common Stock per employee and 250,000 shares of Company Common Stock in the aggregate, which options shall have an exercise price not less than the fair market value of the Company Common Stock on the date of grant for grants to newly hired or promoted employees and shares to be granted under the Company 423 Plan, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any other securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to (1) the exercise of Company Options which are outstanding as of the date hereof or which are granted by the Company prior to the Effective Time in compliance with the terms of this Agreement, (2) the Company 423 Plan in accordance with Section 2.4, or (3) the Company's 401(k) plan as in effect on the date hereof) or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

                  (ii) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

                  (iii) amend the Company Certificate or the Company Bylaws;

                  (iv)  merge or consolidate with any other person;

                  (v) acquire assets or capital stock of or other equity interests in any other person;

                  (vi) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

                  (vii) enter into or modify any employment, severance, stay-put termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than ordinary course offer letters to newly hired employees that provide for employment that is "at will" and which do not provide any post termination benefits except as may be required by Applicable Laws, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Laws;

                  (viii) enter into, adopt or amend any employee benefit or similar plan except as may be required by Applicable Laws;

                  (ix) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by PricewaterhouseCoopers LLP, or make any material Tax election (unless required by law or consistent with prior practice) or settle any material Tax liability which is the subject of dispute between the Company and a Governmental Authority;

                  (x)   amend, terminate or modify any Contract listed in
Section 3.17 of the Company Disclosure Schedule or enter into any Contract that, if it were in effect as of the date hereof, would be required to be listed in
Section 3.17 of the Company Disclosure Schedule;

                  (xi) enter into any confidentiality, standstill or non-compete agreements or arrangements which after the Effective Time would apply or purport to apply to Parent or any of its subsidiaries (other than the Company or any of its subsidiaries);

                  (xii) incur or commit to any capital expenditures, individually or in the aggregate, in excess of the amount set forth in Section 5.3(c) to the Company Disclosure Schedule;

                  (xiii) modify or waive any of its rights under any provision of any confidentiality agreement or standstill agreement;

                  (xiv) enter into any license of technology outside the Company's ordinary and usual course of business consistent with past practices;

                  (xv) enter into or carry out any other transaction other than in the ordinary and usual course of business or other than as permitted pursuant to the other clauses in this Section 5.3(c);

                  (xvi) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

                  (xvii) agree in writing or otherwise to take any of the foregoing actions.

            (d) No Solicitation. (i) During the term of this Agreement, the Company shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, agents or representatives, and shall not authorize or knowingly permit any of its employees (who are not officers), directly or indirectly, to (A) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving the transfer of more than 15% of the capital stock of the Company or more than 15% of the assets of the Company and its subsidiaries, taken as a whole, or acquisition of 15% or more of the capital stock from the Company (other than upon exercise of Company Options that are outstanding as of the date hereof or that are granted in accordance with this Agreement) or 15% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or a series of transactions, or any acquisition by the Company of any material assets or capital stock of any other person upon completion of which such person would control 15% or more of the Company's capital stock or assets, or any combination of the foregoing (a "Competing Transaction"), or (B) negotiate or otherwise engage in discussions with any person (other than Parent or its respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or (C) enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Mergers or any other transaction contemplated by this Agreement; provided, that, at any time before the approval of the Mergers by the shareholders of the Company, the Company may furnish information to, and negotiate or otherwise engage in discussions with, any person who delivers a bona fide written proposal for a Competing Transaction that was not solicited or encouraged after the date of this Agreement if and to the extent the Board of Directors of the Company determines in good faith by a majority vote, after consultation with its outside legal counsel, that failing to take such action would reasonably be likely to result in a breach of the fiduciary duties of the Board of Directors of the Company under Applicable Laws and determines in good faith by a majority vote, after consulting with Wachovia Securities (or any other nationally recognized investment banking firm), that such proposal for the Competing Transaction constitutes or is reasonably likely to result in a Superior Proposal; provided, further, that the Company prior to taking any such action notifies Parent not less than two business days prior to taking such action (which notice shall identify the person making the proposal and describe the terms thereof) and receives from the person making the proposal an executed confidentiality agreement containing terms at least as restrictive on the other person as the terms of the Confidentiality Agreement (as defined in Section 5.3(f)) are to Parent. The Company shall notify Parent of any proposal for a Competing Transaction (including the material terms and conditions thereof and the identity of the person making it) as promptly as practicable (but in no event more than 24 hours) after its receipt thereof, and shall thereafter inform Parent on a prompt basis of any material changes to the terms and conditions of such proposal, and shall promptly give Parent a copy of any information delivered to such person that has not previously been reviewed by Parent. The Company shall immediately cease, and shall cause its and its subsidiaries' respective officers, directors and representatives to cease, all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction. A "Superior Proposal" is a proposal for a Competing Transaction that is, if accepted, reasonably likely to be consummated and is more favorable to the Company's shareholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such Competing Transaction).

                  (ii) Notwithstanding any other provision of this Section 5.3(d), in the event that before the approval of the Mergers by the shareholders of the Company, the Board of Directors of the Company determines in good faith by a majority vote, after consultation with outside legal counsel, that failure to do so would constitute a breach of the fiduciary duties of the Company Board of Directors under Applicable Laws, the Board of Directors of the Company may (subject to this and the following sentences) (A) withdraw, amend or modify, in a manner adverse to Parent, the Company Board Recommendation and (B) in the event of any such withdrawal, amendment or modification in connection with a Competing Transaction (after giving effect to any adjustment to the terms and conditions proposed by Parent in response to such Competing Transaction) take and disclose to the shareholders of the Company a position with respect to a Superior Proposal by disclosing such withdrawn, amended or modified Company Board Recommendation and, to the extent applicable, a recommendation with respect to such Superior Proposal in connection with a tender or exchange offer for the Company securities; provided that in the case of clause (B) the Company has complied with its obligations under this Section 5.3(d) in connection with such Superior Proposal and gives Parent two business days prior written notice of its intention to do so. Consistent with the terms of this Section 5.3(d), the Company may take any action to the extent necessary in order to comply with Rules 14d-9 and 14e-2 promulgated under the Exchange Act. The Company Board of Directors shall not, in connection with any such withdrawal, amendment or modification of the Company Board Recommendation, take any action to change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby, including this Agreement and the Mergers. If the reason for the change in the Company Board Recommendation is the Company's receipt of a proposal for a Competing Transaction that it has determined to be a Superior Proposal, and within such two business day period, Parent proposes in writing to modify the terms and conditions of this Agreement, the Company's Board of Directors shall determine in good faith whether such terms as modified by Parent are at least as favorable to the Company's shareholders from a financial point of view as such Superior Proposal, and if the Company's Board of Directors determines in good faith that such terms as modified are at least as favorable as such Superior Proposal, the Board of Directors of the Company may not withdraw, amend or modify, in a manner adverse to Parent, the Company Board Recommendation.

            (e) Affiliates of the Company. The Company shall use all reasonable efforts to cause each person listed in Section 5.3(e) of the Company Disclosure Schedule and each additional person, if any, who may be at the Effective Time an "affiliate" of the Company for purposes of Rule 145 under the Securities Act to execute and deliver to Parent no less than 30 days prior to the date of the Company Stockholders Meeting, the written undertakings in the form attached hereto as Exhibit B (the "Company Affiliate Letter"). The foregoing notwithstanding, Parent shall be entitled to place legends as specified in the Company Affiliate Letter on the certificates evidencing any of the shares of Parent Class A Common Stock to be received by (i) any such "affiliate" of the Company specified in such letter or (ii) any person Parent reasonably identifies (by written notice to the Company) as being a person who may be deemed an "affiliate" for purposes of Rule 145 under the Securities Act, pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the shares of Parent Class A Common Stock, consistent with the terms of the Company Affiliate Letter, regardless of whether such person has executed the Company Affiliate Letter and regardless of whether such person's name appears on the letter to be delivered pursuant to the preceding sentence.

            (f) Access. The Company shall permit representatives of Parent to have reasonable access at all reasonable times to the Company's premises, properties, books, records, contracts, documents, customers and suppliers, and shall cause its independent accountants to give Parent access to such accountants' work papers; provided, however, that such access to any of the Company's premises shall be subject to the Company's reasonable security measures, operating procedures and insurance requirements and shall not include the right to perform any "invasive" testing or any investigation that requires the consent of any landlord or lender of landlord. Information obtained by Parent pursuant to this Section 5.3(f) shall be subject to the provisions of the Confidentiality Agreement by and between Parent and the Company, dated as of March 8, 2004 (the "Confidentiality Agreement"), which agreement remains in full force and effect. No investigation conducted pursuant to this Section 5.3(f) or otherwise shall affect or be deemed to modify any representation or warranty made in this Agreement. Notwithstanding the foregoing, the Company shall have no obligation to provide Parent with information if the Company determines in good faith, upon written advice of its outside antitrust counsel, that providing information may violate any Applicable Laws.

            (g) Notification of Certain Matters. The Company shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any representation or warranty by the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(g) shall not limit or otherwise affect the remedies available hereunder to Parent.

            (h) Subsequent Financial Statements. The Company shall provide to Parent, sufficiently in advance so as to permit a reasonable period of time to review and discuss the contents thereof, its financial results for any period after the date of this Agreement prior to making such results publicly available and prior to filing any Company SEC Documents after the date of this Agreement, it being understood that Parent shall have no liability by reason of such review and discussion.

            (i) No Redemption of Rights Plan. Other than the amendment described in Section 5.3(j) of the Company Disclosure Schedule, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement, the Company shall not (a) redeem, amend or waive any provisions of the Rights Plan (other than such amendments as are necessary to accommodate this Agreement and the transactions contemplated hereby, but not with respect to any Competing Transaction) or (b) implement or adopt any so-called "poison pill," shareholder rights plan or other similar plan; provided, however, that notwithstanding anything to the contrary in this Agreement, the Company may (i) amend the Rights Plan solely for the purpose of extending the Distribution Date thereunder to that time immediately prior to the consummation of an unsolicited exchange or tender offer by a third party and (ii) take any action in connection with the Rights Plan that is required by order of a court of competent jurisdiction. The Company shall contest any claim, action or proceeding, seeking to require the Company to take action with respect to the Rights Plan.

                                   ARTICLE VI

                                   CONDITIONS

      6.1. Conditions to the Obligations of Each Party. The obligations of the Company, LLC, Merger Sub and Parent to consummate the Mergers shall be subject to the satisfaction of the following conditions:

            (a) This Agreement, the Mergers and the transactions contemplated hereby shall have been approved and adopted by the shareholders of the Company entitled to vote thereon in the manner required by all Applicable Laws.

            (b) Any applicable waiting periods (and any extensions thereof, including any written commitment to an HSR Authority to defer or delay consummation of the Mergers notwithstanding expiration of such waiting periods) under the HSR Act or any Agreed Foreign Approvals relating to the Mergers and the transactions contemplated by this Agreement shall have expired or been terminated.

            (c) No provision of any Applicable Laws and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Mergers or the transactions contemplated by this Agreement.

            (d) There shall not be pending any action by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Mergers or any of the other transactions contemplated by this Agreement,
(ii) seeking to prohibit or limit the ownership or operation by Parent, the Surviving Corporation or any of their respective subsidiaries of, or to compel Parent, the Surviving Corporation or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Parent, the Company or any of their respective subsidiaries, as a result of the Mergers or any of the other transactions contemplated by this Agreement or (iii) seeking to prohibit Parent or any subsidiary of Parent from effectively controlling the business or operations of the Company or the subsidiaries of the Company.

            (e) The Commission shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission or any state securities administrator.

      6.2. Conditions to Obligations of the Company. The obligations of the Company to consummate the Mergers and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by the
Company:

            (a) The representations and warranties of Parent, Merger Sub and LLC set forth in Article IV (which for purposes of this paragraph (a) shall be read as though none of them contained any Material Adverse Effect or materiality qualifier) shall be true and correct in all respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where the failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on Parent.

            (b) Parent shall have performed in all material respects its obligations and agreements and shall have complied in all material respects with its covenants to be performed and complied with by it hereunder at or prior to the Effective Time.

            (c) Parent shall have furnished the Company with a certificate dated the Closing Date signed on behalf of it by its President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

            (d) Since the date of this Agreement, there shall not have been and be continuing a Material Adverse Effect on Parent.

            (e) The Company shall have received an opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation dated the Closing Date, based upon certain factual representations of the Company and Parent reasonably requested by such counsel, to the effect that provided the Tax Free Valuation Test is satisfied, the Mergers will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, provided, however, that if Wilson Sonsini Goodrich & Rosati does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to the Company if Dechert LLP, counsel to Parent renders such opinion to the Company.

      6.3. Conditions to Obligations of Parent. The obligations of Parent to consummate the Mergers and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Parent:

            (a)   The representations and warranties of the Company set forth in
Article III (which for purposes of this paragraph (a) shall be read as though none of them contained any Material Adverse Effect or materiality qualifier) shall be true and correct in all respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except for changes permitted by Section 5.3(c) and except where the failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on the Company.

            (b) The Company shall have performed in all material respects its obligations and agreements and shall have complied in all material respects with its covenants to be performed and complied with by it hereunder at or prior to the Effective Time.

            (c) The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

            (d) Since the date of this Agreement, there shall not have been and be continuing a Material Adverse Effect on the Company.

            (e) Parent shall have received an opinion from Dechert LLP, dated the Closing Date, based upon certain factual representations of Parent and the Company reasonably requested by such counsel, to the effect that provided the Tax Free Valuation Test is satisfied, the Mergers will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, provided, however, that if Dechert LLP does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Parent if Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company renders such opinion to Parent.

                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

      7.1. Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company and the stockholders of Parent):

            (a)   by mutual written consent of Parent and the Company;

            (b) by either Parent or the Company if a judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining Parent or the Company from consummating the Mergers shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

            (c) by either Parent or the Company if the Mergers shall not have been consummated before September 30, 2004 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure or whose affiliates' failure to perform any covenant or obligation under this Agreement has been the principal cause of or resulted in the failure of the Mergers to occur on or before such date;

            (d) by Parent or the Company if at the Company Shareholders Meeting (including any adjournment or postponement thereof) the requisite vote of the shareholders of the Company to approve the Mergers, this Agreement and the transactions contemplated hereby shall not have been obtained; provided that a party may not terminate this Agreement pursuant to this subsection if the failure to obtain such shareholders approval has been principally caused by or resulted from its or its affiliates' action or failure to act and such action or failure to act constitutes a breach of this Agreement.

            (e) by Parent or the Company if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.2(a) or 6.2(b) (in the case of a breach by Parent) or Section 6.3(a) or 6.3(b) (in the case of a breach by the Company), and such breach, if it is of a nature that it may be cured, shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach;

            (f) by Parent if, before the Company Shareholders Meeting, (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified, in a manner adverse to Parent, the Company Board Recommendation;
(ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company in favor of the adoption of this Agreement; (iii) the Board of Directors of the Company shall have failed to reaffirm its recommendation in favor of the adoption and approval of this Agreement and the approval of the Mergers within ten business days after Parent requests in writing that such recommendation be reaffirmed; or (iv) the Board of Directors of the Company or any committee thereof having authority to bind the Board of Directors of the Company shall have approved or publicly recommended any Competing Transaction; (v) a tender or exchange offer relating to securities of the Company in excess of 20% of its outstanding voting securities shall have been commenced by a person unaffiliated with Parent, and the Company shall not have sent to its shareholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company's Board of Directors recommends rejection of such tender or exchange offer; or

            (g) By the Company if the Board of Directors of the Company has approved a Superior Proposal; provided that the Company may not terminate this Agreement pursuant to this subsection unless it has complied with Section 5.3(d) hereof.

      7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for this Section 7.2, the provisions of the second sentence of Section 5.3(f) and Sections 7.3, 8.7 and 8.10, shall become void and have no effect, without any liability on the part of any party or its directors, officers, shareholders or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a breach of any provision of this Agreement.

      7.3.  Termination Fee; Expenses.

            (a)   In the event that this Agreement is terminated (i) pursuant to
Section 7.1(f); (ii) pursuant to Section 7.1(g); or (iii) pursuant to Section 7.1(d) in the event (A) prior to the Company Shareholders Meeting, a Competing Transaction shall have been made known to the Company, and the fact of such Competing Transaction shall have become publicly known or shall have been made directly to the shareholders of the Company generally, and such Competing Transaction shall not have been withdrawn and (B) within 9 months of such termination, the Company consummates a Company Acquisition (as defined below), then in any such event, the Company shall pay to Parent a termination fee equal to $15.8 million. "Company Acquisition" means (x) a merger, consolidation, share exchange, business combination or similar transaction involving the Company as a result of which the voting securities of the Company owned by the shareholders of the Company immediately prior to consummation of such transaction are converted into voting securities in the aggregate that do not constitute a majority of voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (y) a sale, lease, exchange, transfer or other disposition of a majority of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions or (z) the acquisition, by a person (other than Parent or any affiliate thereof or any person with respect to which the voting securities of the Company immediately prior to such acquisition shall have been converted into a majority of such person's voting securities immediately after such acquisition) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of more than the a majority of the Company Common Stock, in either case whether by tender or exchange offer or otherwise. For purposes of this Section 7.3(a), the term "Competing Transaction" shall be deemed to substitute "a majority" in place of each instance of the term "15%" therein in the case of clause (y) and "85%" therein in the case of clauses (x) and (z).

            (b)   The amounts payable by the Company pursuant to this Section
7.3 shall be paid pursuant to this Section 7.3 regardless of any alleged breach, other than a willful or intentional breach, by Parent of its obligations hereunder; provided, that no payment made by the Company pursuant to this
Section 7.3 shall operate or be construed as a waiver by the Company of any breach of this Agreement by Parent, Merger Sub or LLC or of any rights of the Company in respect thereof.

            (c) Any payment required to be made pursuant to paragraph (a) of this Section 7.3 shall be made to the Parent not later than two business days after delivery to the Company of notice of demand for payment, or, if earlier, upon the consummation of a Company Acquisition if such payment is required pursuant to Section 7.3(a)(ii) or 7.3(a)(iii), and shall be made by wire transfer of immediately available funds to an account designated by Parent.

      7.4. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by stockholders of Parent or the Company, but after any such approval, no amendment shall be made which by law requires further approval or authorization by the stockholders of Parent or the Company without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      7.5. Extension; Waiver. At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                                  MISCELLANEOUS

      8.1. No Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

      8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to Parent:

                  Intersil Corporation
                  675 Trade Zone Boulevard
                  Milpitas, California 95035
                  Attn.:      Thomas Tokos, Esq.
                  Fax:  408-945-7040

                  with a copy to:

                  Dechert LLP
                  1717 Arch Street
                  4000 Bell Atlantic Tower
                  Philadelphia, PA  19103-2793
                  Attn.:      Christopher G. Karras, Esq.
                  Fax:  215-994-2222

            (b)   if to Merger Sub:

                  New Castle Merger Sub Corp.
                  c/o Intersil Corporation
                  675 Trade Zone Boulevard
                  Milpitas, California 95035
                  Attn.:      Thomas Tokos, Esq.
                  Fax:  408-945-7040

                  with a copy to:

                  Dechert LLP
                  1717 Arch Street
                  4000 Bell Atlantic Tower
                  Philadelphia, PA  19103-2793
                  Attn.:      Christopher G. Karras, Esq.
                  Fax:  215-994-2222

            (c)   if to LLC:

                  New Castle Sub LLC
                  c/o Intersil Corporation
                  675 Trade Zone Boulevard
                  Milpitas, California 95035
                  Attn.:      Thomas Tokos, Esq.
                  Fax:  408-945-7040

                  with a copy to:

                  Dechert LLP
                  1717 Arch Street
                  4000 Bell Atlantic Tower
                  Philadelphia, PA  19103-2793
                  Attn.:      Christopher G. Karras, Esq.
                  Fax:  215-994-2222

            (d)   if to the Company:

                  Xicor, Inc.
                  933 Murphy Ranch Road
                  Bldg 4
                  Milpitas, CA 95035
                  Attn.:      Louis DiNardo
                  Fax:  408-432-0640

                  with a copy to:

                  Wilson Sonsini Goodrich & Rosati, PC
                  650 Page Mill Road
                  Palo Alto, California 94304-1050
                  Attn.:      Don S. Williams, Esq.
                  Fax:  650-493-6811


      8.3. Interpretation; Definitions. (a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            (b) For the purposes of any provision of this Agreement, a "Material Adverse Effect" with respect to any party shall be deemed to occur if one or more events, changes or effects applicable to such provision that together have occurred which would reasonably be expected to have a material adverse effect on (i) the business, net assets, results of operations or financial condition of such party and its subsidiaries taken as a whole or (ii) the ability of such party to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed, singly or in the aggregate, to constitute, or be considered in determining whether there exists, a Material Adverse Effect: (a) any failure by the party to meet projections, forecasts or analyst expectations for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, in each case in and of themselves and not intending to exclude from the definition of Material Adverse Effect any underlying reason for such failure;
(b) any decrease in the market price of shares of Company Common Stock in the case of the Company or Parent Class A Common Stock in the case of Parent (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Material Adverse Effect on such party); or
(c) any event, change or effect to the extent primarily resulting from or relating to any of the following: (i) the announcement of the transactions contemplated by, or compliance with the terms of, this Agreement (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (ii) conditions, events or circumstances affecting the industries in which the entity participates, the U.S. economy as a whole or foreign economies in any locations where the entity has material operations or sales except if such entity is adversely affected in a materially disproportionate manner as compared to similarly situated entities; (iii) any change in accounting requirements or principles or any change in applicable laws, rules or regulations in each case in and of themselves and not intending to exclude from the definition of Material Adverse Effect any underlying issues of the Company; (iv) any litigation brought or threatened by stockholders of the entity (whether on behalf of the entity or otherwise) in respect of the announcement of this Agreement or the transactions contemplated thereby, including consummation of the Mergers; (v) in the case of the Company, any actions taken or announced by Parent or taken or announced by the Company at the prior written request or prior written direction of Parent, or any inaction or failures to act by Parent or by the Company at the prior written request or prior written direction of Parent; or (vi) in the case of the Company, the failure by Parent to comply with the terms of or to take actions required by this Agreement.

            (c) For purposes of this Agreement, a "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests (or, in the case of a trust, beneficial interests) of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities or interests, 50% or more of the equity interests of which is owned directly or indirectly by such first person).

            (d) For purposes of this Agreement, "knowledge" of a party shall mean the actual knowledge after reasonable inquiry of all elected officers of such party with a title of vice president or higher.

            (e) For purposes of this Agreement, references to any financial statements or any component thereof shall be deemed to include the footnotes thereto.

            (f) For purposes of this Agreement, the term "including" shall mean "including, without limitation."

      8.4. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

      8.5. Entire Agreement. This Agreement (including the documents and the instruments referred to herein), the Voting Agreements, and the Confidentiality Agreement (other than the paragraph relating to the Company's exclusivity obligations thereunder, which paragraph is superseded in its entirety hereby), constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

      8.6.  Third Party Beneficiaries. Except for the agreement set forth in
Section 5.2(c), nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

      8.7. Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of laws principles thereof. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of California and of the United States of America, in each case located in the State of California, for any action (and agrees not to commence any action except in any such court), and further agrees that service of process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 8.2 shall be effective service of process for any action brought against it in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action in the courts of the State of California or of the United States of America, in each case located in the State of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action brought in any such court has been brought in an inconvenient forum.

      8.8. Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance and injunctive and other equitable relief, and the parties hereto agree to waive any requirement for the securing or posting of any bond in connection with the obtaining thereof.

      8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent, Merger

Sub or LLC may assign any of Merger Sub's or LLC's rights and obligation under this Agreement to any other wholly-owned direct or indirect subsidiary of Parent upon notice to the Company. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      8.10. Expenses. Subject to the provisions of Section 7.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

      8.11. Disclosure Schedules. The Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered Sections contained in this Agreement. The information disclosed in any numbered or lettered part shall be deemed to relate to, supplement and qualify: (i) the particular representation, warranty or other provision set forth in the corresponding numbered or lettered Section of this Agreement, (ii) any representation, warranty or other provision cross-referenced to such numbered or lettered part and (iii) any other provision of this Agreement to which such disclosed information is relevant but only if the relevance of such disclosure to such other provision of this Agreement is readily apparent from the actual text of such disclosure.

                 [Signature Page for Merger Agreement to Follow]

            IN WITNESS WHEREOF, Parent, Merger Sub, LLC and the Company have signed this Agreement as of the date first written above.



                                    INTERSIL CORPORATION


                                    By:
                                          -------------------------------------
                                          Name:  Richard M. Beyer
                                          Title: President and Chief Executive
                                                 Officer

                                    NEW CASTLE MERGER SUB CORP.


                                    By:
                                          -------------------------------------
                                          Name:  Richard M. Beyer
                                          Title: President



                                    NEW CASTLE SUB LLC


                                    By: Intersil Corporation, as the sole member

                                        By:
                                            -----------------------------------
                                            Name:  Richard M. Beyer
                                            Title: President and Chief Executive
                                                   Officer

                                    XICOR, INC.


                                    By:
                                          -------------------------------------
                                          Name:  Louis DiNardo
                                          Title: President and Chief Executive
                                                 Officer